Exhibit 2.1

STOCK PURCHASE AGREEMENT

Dated October 13, 2015

By and Among

ZENDESK, INC.

(the “Buyer”)

WE ARE CLOUD, SAS

(the “Company”)

THE SHAREHOLDERS OF THE COMPANY

(the “Sellers”)

and

MRS. RACHEL DELACOUR AND ALVEN CAPITAL PARTNERS, REPRESENTED BY MR. JÉRÉMY UZAN, IN THE CAPACITY OF SELLERS’ REPRESENTATIVES

4.32	Information Furnished	40
4.33	Disclaimer of Warranties	40
ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES		40
5.1	Organization; Due Authorization	40
5.2	Due Authorization	40
5.3	Authorizations and Notices	41
5.4	Brokers	41
5.5	Anti-Money Laundering	41
ARTICLE VI POST-CLOSING COVENANTS		41
6.1	General	41
6.2	Confidentiality	41
6.3	Foreign Investment Declaration	42
6.4	Tax Matters	42
ARTICLE VII DELIVERIES AT CLOSING		43
7.1	Deliveries to Buyer	43
7.2	Deliveries to the Sellers	44
ARTICLE VIII INDEMNIFICATION		44
8.1	Indemnification	44
8.2	Payment of Indemnification; Claim Procedure	45
8.3	Defense of Third Party Claims	47
8.4	Survival	49
8.5	Limits on Indemnification under Section 8.1(a)	49
8.6	Limitations on Indemnification under Section 8.1(b)	50
8.7	Limitations on Indemnification under Section 8.1.	50
8.8	Materiality	50
8.9	Buyer Related Parties	51
8.10	Treatment of Payments	51
ARTICLE IX MISCELLANEOUS		51
9.1	Modifications	51
9.2	Notices	51
9.3	Sellers’ Representative	52
9.4	Release	55
9.5	Expenses	55
9.6	Binding Effect; Assignment	55
9.7	Termination of Shareholders Agreement - Waiver	55
9.8	Entire and Sole Agreement	56
9.9	Governing Law	56
9.10	Resolution of Conflicts; Arbitration	56
9.11	Invalid Provisions	56
9.12	Public Announcements	56
9.13	Remedies Cumulative	57
9.14	Waiver	57
9.15	Waiver of Jury Trial	57
9.16	Breach or Violation	57
9.17	Time of Essence	57
9.18	Disclosure Schedule	57
9.19	Interpretation and Construction	57

LIST OF EXHIBITS

Exhibit A-1	Form of Key Employee Employment Agreement (Rachel Delacour)
Exhibit A-2	Form of Key Employee Employment Agreement (Nicolas Raspal)
Exhibit A-3	Form of Key Employee Employment Agreement (Jim Lysinger)
Exhibit B-1	Form of Key Employee Non-Competition Agreement (The Founders)
Exhibit B-2	Form of Key Employee Non-Competition Agreement (Jim Lysinger)
Exhibit C-1	Form of Investor Non-Solicitation Agreement (Investors other than The Bulb LLC)
Exhibit C-2	Form of Investor Non-Solicitation Agreement (The Bulb LLC)
Exhibit D-1	Form of Retention Agreement (The Founders)
Exhibit D-2	Form of Retention Agreement (Other Non-U.S. Employees)
Exhibit D-3	Form of Retention Agreement (Jim Lysinger and other U.S. Employees)
Exhibit E-1	Form of Restricted Stock Unit Agreement (The Founders)
Exhibit E-2	Form of Restricted Stock Unit Agreement (Other Non-U.S. Employees)
Exhibit E-3	Form of Restricted Stock Unit Agreement (Jim Lysinger)
Exhibit E-4	Form of Restricted Stock Unit Agreement (Other U.S. Employees)
Exhibit F	Form of Escrow Agreement

Index of Defined Terms

Accounts Receivable	21	Escrow Amount	6
Affiliate	2	Escrow Sum	13
Affiliate Transaction	2	Estimated Net Working Capital	14
Agreement	1	Estimated Transaction Expenses	14
Articles of Association	2	FCPA	39
Building(s)	3	Financial Statements	20
Business	1	Founders	6
Business Day	3	Founders Warrants	6
Buyer	1	Governmental Body	6
Buyer Related Parties	3	Governmental Permits	6
CARPA	13	Guaranteed Obligation(s)	6
Cash and Cash Equivalents	3	Hazardous Wastes	7
Closing	3	Historic Financial Statements	20
Closing Date	1	Indebtedness	7
Closing Net Working Capital	14	Independent Accountants	15
Closing Statement Review	14	Infringe	8
Closing Transaction Expenses	14	Infringement	8
Code	3	Intellectual Property	8
Company	1	Intellectual Property Rights	8
Company Employee Benefit Plans	35	Interim Financial Statements	20
Company Intellectual Property	4	Investor Non-Solicitation Agreements	2
Company Products	4	Investors	1
Company Registered Intellectual Property	4	Jones Day Fees	13
Company Services	31	Key Employee Employment Agreements	1
Company Sites	31	Key Employee Non-Competition Agreement	1
Company Technology	4	Key Employees	8
Confidential Information	4	Knowledge	8
Consultant Proprietary Information Agreement	29	Leased Real Property	26
Contaminants	31	Liabilities	8
Contract	4	Losses	9
Contributor	29	Material Adverse Effect	9
Court Order	4	Material Contract	24
Current Assets	5	Moral Rights	9
Current Liabilities	5	Net Working Capital	9
Disclosure Schedules	17	OFAC	38
EAR	38	Official	39
Employee Benefit Plan	5	Open Source Software	30
Employee Proprietary Information Agreement	29	Other Employees	9
Encumbrance	5	Other Purchase Agreement	1
Environmental and Safety Requirements	37	Other Seller Sale Shares	1
Environmental Laws	5	Other Sellers	1
Equitable Exceptions	16	Parties	9

ERISA	6	Party	9
ERISA Affiliate	6	Permitted Exception	9
Escrow Agent	6	Permitted Substances	10
Escrow Agreement	6	Person	10
		Personally Identifiable Information	31
		Preparation and Audit	10

Purchase Price	12	Subsidiary(ies)	11
Reference Balance Sheet	20	Target Net Working Capital	11
Reference Balance Sheet Date	20	Tax	11
Registered Intellectual Property	10	Tax Return	11
Requirements of Laws	10	Taxes	11
Restricted Stock Unit Agreements	2	Technology	11
Restricted Stock Unit Recipients	2	Third Party Claim	47
Retention Agreements	2	Total Exercise Price	11
Sale Shares	1	Trademarks	8
Seller	1	Transaction Documents	11
Sellers’ Percentage	10	Transaction Expenses	12
Sellers’ Representatives	10	Transactions	12
Shareholders Agreement	11	Transfer Taxes	42
Shares	1	US GAAP	12
Shrink-Wrap Code	11	US Subsidiary	12
Standard Form Agreements	28	User Documentation	12

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of October 13, 2015 (the “Closing Date”), by and among Zendesk, Inc., a Delaware corporation (“Buyer”), We Are Cloud, SAS, a French corporation (the “Company”), the sellers listed on the signature pages hereto (each a “Seller” and collectively, the “Sellers”) and Mrs. Rachel Delacour and Alven Capital Partners, represented by Mr. Jérémy Uzan, as the Sellers’ Representatives.

W I T N E S S E T H:

A.The Company, together with the US Subsidiary, is engaged in the business of designing, developing, marketing, distributing, selling and licensing business analytics software and related services (the “Business”);

B.Buyer believes that the Business could present synergies with the Buyer’s business;

C.Buyer intends to combine the businesses of the Company and the Buyer’s;

D.As of the date hereof, the Sellers own the issued and outstanding shares of the Company set forth on Schedule 1 hereto (the “Sale Shares”) (including those Sale Shares which were issued upon the exercise of the Founders Warrants (as defined herein));

E.Subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, the Sale Shares;

F.Concurrently herewith, the shareholders of the Company that are not Sellers (the “Other Sellers”) are entering into a Purchase Agreement by and among such Other Sellers, the Company, Buyer and the Sellers’ Representatives (the “Other Purchase Agreement”), pursuant to which such Other Sellers are selling to Buyer, and Buyer is purchasing from such Other Sellers, the outstanding shares of the Company held by such Other Sellers (the “Other Seller Sale Shares”);

G.The Sale Shares and the Other Seller Sale Shares constitute all of the share capital of the Company on a fully diluted basis (the “Shares”);

H.Concurrently with the execution and delivery of this Agreement, each Key Employee (as defined herein) will enter into and deliver to Buyer (i) an employment agreement in the form attached hereto as Exhibit A-1, in the case of Rachel Delacour, Exhibit A-2, in the case of Nicolas Raspal, and Exhibit A-3, in the case of Jim Lysinger (collectively, the “Key Employee Employment Agreements”), (ii) a Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit B-1, in the case of each of the Founders (as defined herein), and Exhibit B-2, in the case of Jim Lysinger (collectively, the “Key Employee Non-Competition Agreements”), each to be effective upon the Closing Date;

I.Concurrently with the execution and delivery of this Agreement, each Seller that is not a Key Employee (collectively, the “Investors”) will enter into and deliver to Buyer a Non-Solicitation Agreement in the form attached hereto as Exhibit C-1, in the case of each Investor other than The Bulb LLC, and Exhibit C-2, in the case of The Bulb LLC (collectively, the “Investor Non-Solicitation Agreements”), to be effective upon the Closing Date; and

J.Concurrently with or following the execution and delivery of this Agreement, certain employees of the Company or its US Subsidiary, including the Key Employees (collectively, the “Restricted Stock Unit Recipients”), will (or are expected to) enter into and deliver to Buyer (i) a Retention and Release Agreement in the form attached hereto as Exhibit D-1, in the case of each of the Founders, Exhibit D-2, in the case of certain other non-U.S. employees of the Company, and Exhibit D-3, in the case of Jim Lysinger and certain other U.S. employees of the Company or its US Subsidiary (collectively, the “Retention Agreements”), and (ii) a Restricted Stock Unit Agreement in the form attached hereto as Exhibit E-1, in the case of each of the Founders, Exhibit E-2, in the case of certain other non-U.S. employees of the Company,  Exhibit E-3, in the case of Jim Lysinger, and Exhibit E-4, in the case of certain other U.S. employees of the Company or its US Subsidiary (collectively, the “Restricted Stock Unit Agreements”), each to be effective upon the Closing Date (or the effective date thereafter), pursuant to which Buyer will grant to the Restricted Stock Unit Recipients an aggregate of $10,000,000 of Buyer’s Common Stock in the form of restricted stock units (valued based on the average closing sales price for such stock on the New York Stock Exchange over the thirty (30) day period ending three (3) Business Days prior to the Closing Date) under Buyer’s 2014 Stock Option and Incentive Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounts Receivable” has the meaning set forth in Section 4.11(a).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control”) (a) with respect to the Company, shall have the meaning ascribed thereto in Article L. 233-3 of the French Commercial Code (Code de commerce), and (b) with respect to any other Person, means the possession of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

“Affiliate Transaction” means any transaction (including loans) between the Company, on the one hand, and any Affiliate of the Company, any of the Sellers, any officer or director of the Company or their respective Affiliates and relatives, on the other hand (not covering any portfolio companies of the Investors).

“Articles of Association” means the Articles of Association (statuts) of the Company.

“Building(s)” means the building located at 1 Place Francis Ponge, 34000 Montpellier, France.

“Business” has the meaning specified in the Recitals.

“Business Day” means a day other than a Saturday or Sunday or any other day on which commercial banks in Paris, France or New York, New York are authorized or required by applicable law to close.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Plans” means business plans for the Company and/or the US Subsidiary contemplated or proposed by Buyer, which the Company was not conducting or had not contemplated or proposed to conduct prior to June 30, 2015.

“Buyer Related Parties” means Buyer, the Company, the US Subsidiary and each of their respective Affiliates, shareholders, officers, directors, employees, representatives, advisors and agents, and each of their respective success, assigns and heirs.

“Cash and Cash Equivalents” as of any date means the consolidated unrestricted cash and cash equivalents of the Company as of such date determined in accordance with US GAAP applied in a manner consistent with the Reference Balance Sheet, and increased by the amount of any fees and expenses of Mazars, Mr. Scott Macdonald and Ernst & Young in connection with the Preparation and Audit which have been paid by the Company prior to the Closing Date.  For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of any restricted cash and issued but uncleared checks and drafts, and shall include (i) checks and drafts received by the Company and the US Subsidiary as of the end of business on the applicable date but not yet deposited and (ii) the Total Exercise Price paid by Buyer on behalf of the Founders to the Company pursuant to Section 2.2(b).

“CARPA” has the meaning specified in Section 2.2(d).

“Closing " ” means the consummation of the Transactions.

“Closing Date” has the meaning specified in the first paragraph of this Agreement.

“Closing Net Working Capital” has the meaning specified in Section 2.6.

“Closing Restricted Stock Unit Recipients” means the Restricted Stock Unit Recipients listed on Schedule 1.1(a).

“Closing Statement Review” has the meaning specified in Section 2.6.

“Closing Transaction Expenses” has the meaning specified in Section 2.6.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Employee Benefit Plans” has the meaning specified in Section 4.23(b).

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), filed by, held in the name of or exclusively licensed to the Company.

“Company Products” shall mean all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, or with respect to which the Company intends to do the same within twelve (12) months after the date hereof (excluding Buyer Plans), including any plugins, libraries and APIs.

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Services” has the meaning specified in Section 4.18(p).

“Company Sites” has the meaning specified in Section 4.18(p).

“Company Technology” shall mean all Technology included within the Company Intellectual Property.

“Confidential Information” means all (a) confidential information and trade secrets including any of the same comprising the identity, lists or descriptions of any customers, referral sources or organizations; (b) financial statements, cost reports or other financial information; (c) contract proposals, or bidding information; (d) business plans and training and operations methods and manuals; (e) personnel records; (f) information concerning fee structures; and (g) management systems, policies or procedures, including related forms and manuals. Confidential Information shall not include any information (i) which is disclosed pursuant to subpoena or other legal process, (ii) which has been publicly disclosed, (iii) which subsequently becomes legally known and is not in violation of any obligation of confidentiality of such person, (iv) which is subsequently disclosed by any third party not in breach of a confidentiality agreement, (v) already in the other party’s possession or (vi) developed, arrived at, or acquired by the other party.

“Consultant Proprietary Information Agreement” has the meaning specified in Section 4.18(k).

“Contaminants” has the meaning specified in Section 4.18(s).

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, obligation, understanding or commitment, permit concession or franchise, whether oral or written and including any amendment or modification made thereto.

“Contributor” has the meaning specified in Section 4.18(k).

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body).

“Current Assets” shall be the sum of the following consolidated assets of the Company: (i) Accounts Receivable; (ii) Cash and Cash Equivalents; (iii) deposits and guarantees paid; and (iv) the research tax credit (crédit impôt recherche) asset and competitiveness and employment tax credit (crédit d’impôt pour la compétitivité et l’emploi) asset for calendar year 2014 and for the period running since January 1, 2015 until the Closing Date.

“Current Liabilities” shall be the sum of the following consolidated Liabilities of the Company: (i) trade payables; (ii) Tax Liabilities, including social liabilities (i.e., amounts payable with respect to social security liabilities and Taxes payable (e.g., VAT)), including, employee remuneration amounts (such as holiday time) and provisions related to retirement indemnities and other unfunded pension liabilities); (iii) advanced payments received from customers; (iv) deferred revenue; (v) other current liabilities; and (vi)

Indebtedness (whether short-or long-term), but excluding Transaction Expenses.  For the avoidance of doubt, Current Liabilities shall not include the fees and expenses of Mazars, Mr. Scott Macdonald and Ernst & Young in connection with the Preparation and Audit.

“Disclosure Schedule(s)” has the meaning specified in the first paragraph of Article IV.

“EAR” has the meaning specified in Section 4.27(a)(i).

“Employee Benefit Plan” means any (a) bonus, vacation entitlement, commission, fee, directors compensation, stock option, stock purchase, incentive compensation, deferred compensation, employment, consultant, change in control, retention, severance, loan, unemployment compensation or other similar compensation or benefits, (b) retirement, stock bonus, profit sharing, supplementary retirement, excess benefit, savings or similar benefit, (c) insurance, health, welfare, disability, travel, hospitalization, medical, dental, dependent care, long-term nursing care, legal, counseling, eye care, lunch allowance, fringe benefits or other similar benefits for any current or former employee, director, officer, consultant or agent of the Company, whether written or unwritten, registered or unregistered, or (d) other employee benefit plan within the meaning of Section 3(3) of ERISA, in each case, for any current or former employee, director, officer, consultant or agent of the Company or any ERISA Affiliate, whether written or unwritten, registered or unregistered.

“Employee Proprietary Information Agreement” has the meaning set forth in Section 4.18(k).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, restrictive covenant or other material restrictions of any kind.

“Environmental Laws” means any applicable federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant, including medical, chemical, biological, bio-hazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant.

“Environmental and Safety Requirements” has the meaning set forth in Section 4.24.

“Equitable Exceptions” has the meaning set forth in Section 3.1.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Escrow Agent” means initially the Séquestre juridique de l’Ordre des avocats de Paris, and subsequently any replacement for the Séquestre juridique de l’Ordre des avocats de Paris pursuant to the terms of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be executed by and among Sellers’ Representatives, Buyer and the Escrow Agent in substantially the form attached hereto as Exhibit F.

“Escrow Amount” means $7,000,000.

“Escrow Sum” has the meaning specified in Section 2.4.

“Estimated Net Working Capital” has the meaning specified in Section 2.5.

“Estimated Transaction Expenses” has the meaning specified in Section 2.5.

“FCPA” has the meaning specified in Section 4.28(a).

“Financial Statements” has the meaning specified in Section 4.10(a)(ii).

“Founders” means each of Rachel Delacour and Nicolas Raspal.

“Founders Warrants” means the bons de souscription de parts de créateurs d’entreprise (BSCPE) granted by the Company to the Founders as set forth on Schedule 1 hereto.

“Governmental Body” means any France, European Union or United States, or any supra-national or non-France, United States or European Union, national, federal, state, provincial, municipal, local or other governmental body or authority, including any regulatory or administrative authority or body, commission, self-regulatory organization, court, tribunal or judicial or arbitral body or authority.

“Governmental Permits” means all licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits held or applied for by the Company or the US Subsidiary from any Governmental Body.

“Guaranteed Obligation(s)” means all Liabilities of Persons other than the Company or the US Subsidiary with respect to which the Company or the US Subsidiary, respectively, is or may be held liable or otherwise financially responsible, including all guaranties, whether of payment or collection, rights of recourse, rights of indemnification to the extent such indemnification arises out of, results from or relates to a transaction entered into outside the ordinary course of business, contingent purchase agreements, any promissory notes with respect to which the Company or the US Subsidiary, as applicable, is a joint or co-maker, as well as any leases of personal property where the personal property which is the subject of such lease presently is in the possession of any Person other than the Company or the US Subsidiary, as applicable.

“Hazardous Wastes” means any chemical pollutant, contaminant, pesticide, petroleum product or byproduct, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, hazardous or toxic substance, chemical or material regulated, listed, referred to, limited or prohibited under any Environmental Law, including:  (a) friable or damaged asbestos, asbestos-containing material, polychlorinated biphenyls (PCBs), solvents and waste oil; (b) any hazardous substance; and (c) even if not prohibited, listed, limited or regulated by an Environmental Law, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including any industrial process or pollution control waste which could pose a hazard to the environment, or the health and safety of any person or impair the use or value of any portion of the property of the Company or the US Subsidiary.

“Historic Financial Statements” has the meaning set forth in Section 4.10(a)(i).

“Indebtedness” means without duplication, all consolidated obligations, contingent or otherwise, of the Company (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) all capitalized lease obligations; (d) for the deferred purchase price of property, goods or services (other than trade payables incurred in the ordinary course of business which are included as Liabilities in the determination of the Net Working Capital); (e) for reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances, surety bonds or interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts; (f) all conditional sale obligations and all obligations under any title retention agreement; (g) all obligations of any other Person of the type referred to in clauses (a) through (f) which are secured by a Lien on any property or asset of the Company or the US Subsidiary, the amount of each such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation; (h) in the nature of guarantees of the types of obligations described in clauses (a) through (f) above; (i) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing or any Liability of the types referred to in clauses (a) through (h) above; (j) for all accrued and unpaid interest on or any fees, premiums, penalties or other amounts due with respect to any of the obligations described in (a) through (h) above; and (k) any amounts paid or payable by the Company to the Founders in connection with the Transactions pursuant to the bonus compensation scheme approved November 14, 2013 by the Company’s consultative committee and any associated Taxes, including social liabilities, for which the Company is or may become responsible in connection with the payment of such amounts to the extent not otherwise accrued on the Reference Balance Sheet.  For purposes of calculating deductions from the Purchase Price, “Indebtedness” does not include (1) any Taxes (other than the Taxes described in clause (k) above), (2) Transaction Expenses or (3) the fees and expenses of Mazars, Mr. Scott Macdonald and Ernst & Young in connection with the Preparation and Audit.

“Independent Accountants” has the meaning specified in Section 2.6.

“Infringement” or “Infringe” shall mean an assertion that a given item infringes, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of or otherwise violates the Intellectual Property Rights of any Person.

“Intellectual Property” shall mean any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” shall mean worldwide (a) patents and patent applications and industrial designs and other governmental grants for the protection of inventions or industrial designs, (b) copyrights, copyright registrations and applications for copyright registration and/or copyright or software deposits (dépôt APP), Moral Rights, rights of publicity and privacy, and mask work rights, (c) trade secrets, (d) trademarks, trade names, corporate names, logos, service marks, designs and other similar designations of source or origin, together with the goodwill of the Company or the Company’s business symbolized by any of the foregoing (“Trademarks”), (e) domain names and web addresses, (f) sui generis rights on databases, (g) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (h) analogous rights to those set forth above and any other intellectual property rights in any jurisdiction, and (i) rights to sue for past, present and future Infringement of the rights set forth above.

“Interim Financial Statements” has the meaning specified in Section 4.10(a)(ii).

“Investor Non-Solicitation Agreements” has the meaning specified in the Recitals.

“Investors” has the meaning specified in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Key Employee Employment Agreements” has the meaning specified in the Recitals.

“Key Employee Non-Competition Agreements” has the meaning specified in the Recitals.

“Key Employees” means each of the Founders and Jim Lysinger.

“Knowledge” of the Key Employees means (i) the actual knowledge of any of the Key Employees; or (ii) the knowledge that a prudent individual in their situation could reasonably be expected to have after conducting a reasonable investigation.

“Leased Real Property” has the meaning set forth in Section 4.15.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of each Person.

“Losses” means any loss, liability, deficiency, damage or expense, including reasonable legal expenses and costs associated therewith; provided, however, that Losses shall exclude consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages, except, in each case, with respect to such damages in connection with fraud or intentional misrepresentation or damages which a Buyer Related Party has paid in respect of a Third Party Claim.

“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to (a) the Business, or the assets (whether tangible or intangible), Liabilities, condition (financial or otherwise), operations, prospects or capitalization of the Company and the US Subsidiary, taken as a whole, excluding any state of facts, condition, change, development, event or effect after the date of this Agreement (i) generally affecting the industry in which the Company and the US Subsidiary operate or (ii) arising out of or in connection with or resulting from changes in general business or economic conditions, except, in each case, to the extent such state of facts, condition, change, development, event or effect does not affect the Company and the US Subsidiary disproportionately in comparison to other Persons operating in the same industry; or (b) the ability of the Sellers to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.13(a).

“Moral Rights” shall mean moral rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Net Working Capital” shall mean the Current Assets minus the Current Liabilities (provided for the avoidance of doubt, that no item shall be included twice in the calculation of the Net Working Capital).

“OFAC” has the meaning specified in Section 4.27(a)(i).

“Official” has the meaning specified in Section 4.28(a).

“Open Source Software” has the meaning specified in Section 4.18(n).

“Other Employees” means all employees of the Company and the US Subsidiary other than the Key Employees.

“Other Purchase Agreement,” “Other Sellers” and “Other Seller Sale Shares” have the meaning set forth in the Recitals.

“Parties” means collectively the Buyer, the Company, the Sellers and the Sellers’ Representatives and “Party” means any one of the Parties individually.

“Permitted Exceptions” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and material men and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value or the existing use of the property affected by such lien or imperfection.

“Permitted Substances” means (a) immaterial quantities of Hazardous Wastes resulting from the normal use of cleaning materials, pesticides and herbicides on the Leased Real Property in conformance with all applicable Environmental Laws and (b) Hazardous Wastes stored or employed by the Company or the US Subsidiary in the ordinary course of the Company’s or the US Subsidiary’s business on the Leased Real Property, which Hazardous Wastes are stored, employed and disposed of in conformance with all applicable Environmental Laws.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or Governmental Body.

“Preparation and Audit” means the preparation by Mazars and Mr. Scott Macdonald of the Historical Financial Statements and an independent audit of the Historic Financial Statements by Ernst & Young, in each case, on a consolidated basis in accordance with US GAAP.

“Purchase Price” has the meaning specified in Section 2.1.

“Reference Balance Sheet” has the meaning specified in Section 4.10(a)(i).

“Reference Balance Sheet Date” has the meaning specified in Section 4.10(a)(i).

“Registered Intellectual Property” shall mean Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any state, provincial, federal government or other public or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Requirements of Laws” means the laws, statutes, common law, regulations, rules, codes or ordinances (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) enacted, adopted, issued or promulgated by any Governmental Body, including those of France, the European Union and the United States.

“Restricted Stock Unit Agreements” has the meaning specified in the Recitals.

“Restricted Stock Unit Recipients” has the meaning specified in the Recitals.

“Retention Agreements” has the meaning specified in the Recitals.

“Sellers” has the meaning specified in the first paragraph of this Agreement.

“Sellers’ Percentage” means 90.1307701%, which is the aggregate percentage of the Company’s share capital that is owned by the Sellers as of the Closing Date after taking into account the Founders’ exercise of the Founders Warrants.

“Sellers’ Representatives” means Mrs. Rachel Delacour (on behalf of the Founders and individual Sellers) and Alven Capital Partners, represented by Mr. Jérémy Uzan (on behalf of Alven Capital and the other Investors).

“Shares” has the meaning specified in the Recitals.

“Shareholders Agreement” means the shareholder agreement between the Company and its majority shareholders, dated October 24, 2013, together with the short-form thereof, dated October 24, 2013, between the Company and its minority shareholders.

“Shrink-Wrap Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $200 for a perpetual license for a single user or work station (or $1,000) in the aggregate for all users and work stations).

“Standard Form Agreements” has the meaning specified in Section 4.18(e).

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (a) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (b) owns, directly or indirectly, a majority of the ownership interests of such entity.

“Survival Date” has the meaning specified in Section 8.4.

“Target Net Working Capital” means €500,000.

“Tax” or “Taxes” means any European Union, federal, state, local, provincial or foreign income, alternative or add-on minimum, value added tax (VAT), gross income, gross receipts, windfall profits, severance, property, production, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum, transfer, goods and services, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, or additional amount imposed thereon by any Governmental Body.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules), including any information return, claims for refund, amended return and declaration of estimated Tax.

“Technology” shall mean (a) works of authorship including computer programs, in source code and executable code form, architecture and documentation, (b) inventions (whether or not patentable), discoveries and improvements, (c) proprietary and confidential information, trade secrets and know how, (d) databases, data compilations and collections, and customer and technical data, (e) methods and processes, (f) devices, prototypes, designs and schematics and (g) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof and all technology from which such items were derived.

“Third Party Claim” has the meaning specified in Section 8.2(b)(iii).

“Total Exercise Price” shall mean the aggregate exercise price of all Founders Warrants.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Other Seller Agreement, the Escrow Agreement, the Key Employee Employment Agreements, the Key Employee Non-Competition Agreements, the Investor Non-Solicitation Agreements, the Retention Agreements, the Restricted Stock Unit Agreements, such other documents, certificates and agreements contemplated by any of the foregoing and any agreements which the Parties expressly designate or deem a “Transaction Document” for purposes of this Agreement.

“Transaction Expenses” means all fees and expenses incurred by the Sellers, the Company or their respective Affiliates in connection with the Transactions, including all legal fees and disbursements, banker fees, accounting fees and expenses and other out-of-pocket costs, which remain unpaid and for which the Company or the US Subsidiary is or becomes liable, excluding the fees and expenses of Mazars, Mr. Scott Macdonald and Ernst & Young in connection with the Preparation and Audit.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning specified in Section 6.4(g).

“User Documentation” shall mean explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which the Company or any of its Subsidiaries have released for distribution to end users with such Company Products and Company Technology, which may include manuals, descriptions, user or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“US GAAP” means United States generally accepted accounting principles applied in a manner consistent with the Reference Balance Sheet.

“US Subsidiary” means BIME USA, LLC, a Delaware limited liability company.

“US Subsidiary Interests” has the meaning specified in Section 4.3(b).

1.2Separate Transactions.  The sale of the Sale Shares by the Sellers is intended to be a simultaneous series of separate and several sales, and the representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement shall be given or made by the Sellers severally but not jointly (non solidairement). Notwithstanding the foregoing, and for clarity, Losses recoverable from the Escrow Amount as described herein shall be recoverable by the Buyer on an undifferentiated basis, without regard to the responsibility of any Seller for such Losses or the amount of any proceeds received by such Seller as a result of the Transactions.

ARTICLE II
AGREEMENT OF PURCHASE AND SALE; CLOSING

2.1Agreement to Sell and Purchase; Purchase Price.  In reliance upon the representations and warranties and covenants and agreements, and subject to the terms and conditions, set forth in this Agreement, the Sellers hereby sell the Sale Shares to Buyer, and Buyer hereby purchases the Sale Shares from the Sellers, for an aggregate cash payment equal to $40,558,846.53 (which amount is equal to $45 million multiplied by the Sellers’ Percentage), payable by Buyer in accordance with Section 2.2, and adjusted pursuant to Section 2.5 and Section 2.7 (the “Purchase Price”).

2.2Payment of Purchase Price.  At the Closing, Buyer:

(a)delivered the Escrow Amount to the Escrow Agent in cash by wire transfer to the account designated in the Escrow Agreement, to be held in escrow in accordance with the terms of the Escrow Agreement and Section 2.4;

(b)delivered the Total Exercise Price in cash to the Company, on behalf of and for the account of the Founders by wire transfer to the account set forth on Schedule 2.2;

(c)delivered the fees and expenses payable at Closing to Jones Day as set forth on the payoff letter delivered by the Sellers with respect thereto (the “Jones Day Fees”) in cash to Jones Day, on behalf and for the account of the Sellers, by wire transfer to the account set forth on Schedule 2.2; and

(d)paid (or caused to be paid) the Purchase Price, less (i) the Escrow Amount, (ii) the Total Exercise Price and (iii) the Jones Day Fees, as adjusted pursuant to Section 2.5, in cash to the Sellers, by wire transfer to the accounts, and in accordance with the percentages and allocations, set forth opposite each Seller’s name on Schedule 2.2.  The Founders acknowledge and agree that the Total Exercise Price was paid to the Company solely on their behalf, and consent to the deduction of the Total Exercise Price entirely from the portion of the Purchase Price otherwise payable to the Founders, as set forth on Schedule 2.2.  The Bulb LLC acknowledges that it shall be responsible for the portion of the Jones Day Fees otherwise attributable to the Founders, and consents to the deduction of such portion of the Jones Day Fees from the portion of the Purchase Price otherwise payable to The Bulb LLC, as set forth on Schedule 2.2.  Each Seller consents to the allocations set forth on Schedule 2.2, regardless of whether the deduction of the Total Exercise Price and the Jones Day Fees in accordance therewith may have resulted in such Seller receiving less Purchase Price per share than another Seller.  Each Seller acknowledges and agrees that (A) Buyer was only responsible for paying amounts pursuant to this Section 2.2 in Dollars, and (B) if such Seller’s bank account set forth on Schedule 2.2 is denominated in Euro, then Buyer’s payment to such Seller pursuant to this Section 2.2(d) was converted into Euro by the Caisse des règlements pécuniaires des avocats (“CARPA”) at the applicable Dollar to Euro exchange rate applied by CARPA at the time the wire transfer of such payment was initiated to such Seller.

2.3Closing.

(a)Closing Time and Place.  The Closing of the purchase and sale of the Shares contemplated by this Agreement occurred simultaneously with the execution and delivery of this Agreement at the offices of Wragge Lawrence Graham & Co in Paris at 10:00 p.m. (Paris time) on the Closing Date, but effective as of 12:00 a.m. (Paris Time) on the Closing Date.

(b)Actions at the Closing.  At the Closing, (i) the Sellers delivered to Buyer the various certificates, instruments, and documents referred to in Section 7.1, (ii) Buyer delivered to the Sellers the various certificates, instruments, and documents referred to in Section 7.2, and (iii) Buyer completed the payments specified in Section 2.2.

2.4Escrow Arrangements.  Pursuant to the Escrow Agreement, Buyer delivered the Escrow Amount to the Escrow Agent at Closing (the Escrow Amount, together with any interest accrued thereon, is hereinafter referred to as the “Escrow Sum”).  The Escrow Sum shall be held pursuant to the terms of the Escrow Agreement for payment of the amounts, if any, owing by Sellers to Buyer pursuant to Section 2.7 or the Sellers’ indemnification obligations under Article VIII.  On the third (3rd) Business Day following the date that is twelve (12) months after the Closing Date, Buyer and Sellers’ Representatives will instruct the Escrow Agent to release to the Sellers (by wire transfer to the accounts, and in accordance with the percentages and allocations, set forth opposite each Seller’s name on Schedule 2.2, but subject to the last sentence of Section 8.2(a)(ii)) a portion of the Escrow Sum equal to the result of (a) fifty percent (50%) of the Escrow Sum, minus (b) all amounts previously distributed from the Escrow Sum, minus (c) any amount which is subject to an unresolved claim by Buyer.  On the third (3rd) Business Day following the Survival Date, Buyer and the Sellers’ Representatives will instruct the Escrow Agent to release to the Sellers (by wire transfer to the accounts, and in accordance with the percentages and allocations, set forth opposite each Seller’s name on Schedule 2.2, but subject to the last sentence of Section 8.2(a)(ii)) a portion of the Escrow Sum equal to the result of (i) the then-remaining Escrow Sum, minus (ii) any amount which is subject to an unresolved claim by Buyer.  Sellers and Buyer agree that each will execute and deliver such reasonable instruments and documents as are furnished by any other Party to enable such furnishing Party to receive those portions of the Escrow Sum to which the furnishing Party is entitled under the provisions of the Escrow Agreement and this Agreement.

2.5Purchase Price Adjustment.  No earlier than three (3) Business Days prior to the anticipated Closing Date, the Sellers delivered to Buyer a certificate setting forth the Sellers’ good faith estimate of the Transaction Expenses at and as of the Closing (“Estimated Transaction Expenses”) and the Net Working Capital at and as of the Closing (“Estimated Net Working Capital”) (including the Sellers’ good faith estimates of Cash and Cash Equivalents and Indebtedness, in each case, at and as of the Closing) in accordance with the example calculation set forth on Schedule 2.5.  The portion of the Purchase Price payable to the Sellers at the Closing under Section 2.2(d) above is hereby (a) reduced by the aggregate amount of the Estimated Transaction Expenses; and (b) increased or reduced by the amount by which the Estimated Net Working Capital is more or less than the Target Net Working Capital, respectively, multiplied by the Sellers’ Percentage.

2.6Closing Review.  Within ninety (90) days following the Closing Date, Buyer shall deliver to the Sellers’ Representatives a computation schedule (the “Closing Statement Review”) of the actual Net Working Capital at and as of Closing (the “Closing Net Working Capital”) and the actual Transaction Expenses at and as of the Closing (the “Closing Transaction Expenses”).  The Closing Statement Review shall be prepared by Buyer in accordance with the provisions of this Agreement and otherwise in accordance with US GAAP applied in a manner consistent with the Company’s and the US Subsidiary’s historic application of US GAAP.  Buyer and the Sellers’ Representatives shall provide each other, after the Closing, with access to any information reasonably necessary to calculate the Closing Transaction Expenses and the Closing Net Working Capital or otherwise reasonably necessary to resolve any disputed issues, provided that any delay in providing such access shall toll the time periods set forth in this paragraph.  In the event that the Sellers’ Representatives dispute any items on the Closing Statement Review, the Sellers’ Representatives shall deliver written notice of such dispute to Buyer within twenty (20) Business Days after their receipt of the Closing Statement Review.  If any such dispute is not resolved within fifteen (15) days thereafter, the disputed item(s) on the Closing Statement Review shall be submitted for resolution to Mazars (Marseille, France), provided that if Mazars (Marseille, France) shall have refused its mission and Buyer and the Sellers’ Representatives have not succeeded within ten (10) days in designating a mutually acceptable replacement, either Buyer or Sellers’ Representatives shall be entitled to request the designation of an independent recognized accounting firm by the president of the commercial court of Paris (Mazars (Marseille, France) or the firm so appointed, the “Independent Accountants”).  The final determination of such disputed item(s) on the Closing Statement Review by the Independent Accountants shall be binding on the Parties.  Buyer and the Sellers’ Representatives will instruct the Independent Accountants to reflect such final determination on the Closing Statement Review, and promptly deliver such modified Closing Statement Review to Buyer and the Sellers’ Representatives.  The cost of retaining the Independent Accountants shall be borne equally by Buyer and the Sellers (the amount payable by the Sellers shall be withdrawn from the Escrow Amount, and the Buyer and Sellers’ Representatives shall instruct the Escrow Agent accordingly).

2.7Post-Closing Purchase Price Adjustment.

(a)The Purchase Price shall be adjusted: (i) downward by the amount, if any, by which Closing Transaction Expenses are greater than Estimated Transaction Expenses; (ii) upward by the amount, if any, by which the Closing Transaction Expenses are less than Estimated Transaction Expenses; (iii) downward by the amount, if any, by which Closing Net Working Capital is less than the Estimated Net Working Capital; and (iv) upward by the amount, if any, by which Closing Net Working Capital is greater than Estimated Net Working Capital.

(b)If the adjustment to the Purchase Price pursuant to Section 2.7(a), if any, results in: (i) a net upward adjustment to the Purchase Price, then Buyer will pay the amount of such net adjustment to the Sellers by wire transfer of immediately available funds to the accounts, and in accordance with the percentages, set forth opposite each Seller’s name on Schedule 2.2; or (ii) a net downward adjustment to the Purchase Price, then Buyer and Sellers’ Representatives will instruct the Escrow Agent to release to Buyer the amount of such net adjustment from the Escrow Sum, or to the extent the Escrow Sum is less than the amount of such net adjustment, the Sellers’ Representatives and Buyer will instruct the Escrow Agent to release to Buyer the entire remaining Escrow Sum, and the Sellers shall pay the unpaid portion of such net adjustment to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing.  Buyer and the Sellers’ Representatives will provide any such needed instructions to the Escrow Agent, and the Buyer or the Sellers will make any such payment, within thirty (30) Business Days of delivery of the Closing Statement Review to Sellers’ Representatives, unless Sellers’ Representatives dispute any items on the Closing Statement Review, in which case such payment shall be made (A) within ten (10) Business Days after Buyer and the Sellers’ Representatives have resolved such disputed items to their mutual satisfaction or (B) if the Parties are required under Section 2.6 to submit such disputed item(s) to the Independent Accountants, within ten (10) Business Days after the Independent Accountants deliver to the Sellers’ Representatives and Buyer a Closing Statement Review modified to reflect the Independent Accountants’ final determination of such disputed item(s).  The provisions of Sections 2.5 and 2.6 and this Section 2.7 shall not be subject to, and the claims thereunder or hereunder shall not be included in any of the claims that are subject to, the limitations of ARTICLE VIII.

2.8Withholding.  Each of Buyer, the Company and any of their Subsidiaries shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any other payment otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld for Tax purposes under applicable Requirements of Laws.  To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Body, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AS TO EACH SELLER

Each Seller represents and warrants as to itself only for the benefit of Buyer as follows:

3.1Due Authorization.  If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and each other Transaction Document to which such Seller is a party.  If such Seller is an individual, such Seller has legal capacity to execute and deliver, and perform his or her obligations under, this Agreement and each other Transaction Document to which such Seller is a party.  This Agreement and each other Transaction Document to which such Seller is a party have been duly executed and delivered by such Seller, constitute the valid and binding obligations of such Seller and are enforceable against such Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and similar Requirements of Laws affecting the enforceability of creditors’ rights in general or by general principles of equity (collectively, the “Equitable Exceptions”).

3.2Authorizations and Notices.  No Governmental Permit, approval, consent, exemption or action of or notification to (a) any Governmental Body or (b) any other Person is necessary in connection with the execution, delivery and performance by such Seller of this Agreement or any other Transaction Document to which such Seller is a party, or the consummation by such Seller of any of the Transactions.

3.3Title to Sale Shares.  Such Seller has good and marketable title (beneficially and of record) to all of the Sale Shares owned by him, her or it, as set forth opposite such Seller’s name on Schedule 1 hereto, free and clear of any Encumbrances whatsoever, and none of such Sale Shares is subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, any restriction on transfer thereof except for the Shareholders Agreement which will be terminated upon completion of the Closing as provided in Section 9.7 and restrictions imposed by applicable securities laws, or any proxy or power of attorney.  Upon consummation of the transactions contemplated herein in accordance with the terms hereof, Buyer will hold good and marketable title to all such Sale Shares, free and clear of any Encumbrances whatsoever, other than Encumbrances resulting from acts, events, or circumstances solely within the control of Buyer.  Such Seller does not (a) own, beneficially or of record, any Shares or other equity securities of the Company other than the Sale Shares set forth opposite such Seller’s name on Schedule 1 hereto or (b) have any option, warrant, call or similar right to purchase any Shares or other equity securities of the Company.  There are no agreements or arrangements to which such Seller is a party relating to the Business or to such Seller’s rights and obligations as a shareholder of the Company other than the Shareholders Agreement.  Such Seller does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company or the US Subsidiary.  Notwithstanding anything herein to the contrary, the representation in the preceding sentence shall not apply to any of the portfolio companies of the Investors.

3.4Transaction Not a Breach.  Neither the execution and delivery of this Agreement or any other Transaction Document by such Seller nor the performance by such Seller of any of the Transactions will:

(a)violate or conflict with or result in a breach of any provision of any Requirements of Laws binding on such Seller or its properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(b)constitute a default under any Contract applicable to such Seller or require consent from or notice to any other party to a Contract applicable to such Seller;

(c)constitute a default or an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under any Material Contract; or

(d)result in the creation or imposition of any Encumbrance upon the Sale Shares owned by such Seller.

excluding from the foregoing clauses (a) to (c), such violation, conflict, breach or default which would not, individually or in the aggregate, have an adverse effect on such Seller’s ability to perform its obligations under the Transaction Documents to which such Seller is a party.

3.5Litigation.  There is no suit, action, proceeding, investigation, claim or Court Order pending or, to the knowledge of such Seller, threatened to be brought or issued against such Seller or any of his, her or its properties or assets, in law or equity, by or before any court, any municipality or any other Governmental Body, nor, to the knowledge of such Seller, is there any reasonable basis for any such action, proceeding, investigation, claim or Court Order, which, if adversely determined or issued, would reasonably be expected to delay or prevent the consummation of the Transactions.  Such Seller is not subject to any Court Order, stipulation or consent of any court or Governmental Body relating to the Company or the Sale Shares owned by such Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

AS TO THE COMPANY

For purposes of this Article IV (excluding Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.12(c)), each reference to the Company will be deemed to include a reference to the US Subsidiary. Except as set forth in the disclosure schedules delivered by the Sellers to Buyer on or before Closing Date (the “Disclosure Schedules”), the Founders severally but not jointly represent and warrant for the benefit of Buyer as follows:

4.1Due Authorization. The Company has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery, and performance of this Agreement, the Transaction Documents and the Transactions have been duly and validly authorized by all necessary corporate action of the Company.  This Agreement and each of the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except for the Equitable Exceptions.  No Governmental Permits, approvals or consents of or notifications to (i) any Governmental Body or (ii) any other Persons are necessary in connection with the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the Transactions.

4.2Organization and Qualification.  The Company is a SAS (société par actions simplifiée) duly organized, validly existing, and in good standing under the laws of France.  The Company has all requisite power and authority to carry on the Business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease.  The Company is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 4.2 of the

Disclosure Schedules and there are no other jurisdictions in which its failure to qualify as a foreign corporation would reasonably be expected to have a Material Adverse Effect.

4.3Subsidiaries; the Business.

(a)Ownership of Subsidiaries.  Except for the US Subsidiary, the Company has no Subsidiaries nor owns any stock or securities convertible into stock or any partnership interests, limited liability company interests, joint venture interests or other equity interests of whatsoever kind or nature in any other Person.

(b)Capitalization of the US Subsidiary.  The Company has good and marketable title (beneficially and of record) to all of the issued and outstanding membership interests of the US Subsidiary (the “US Subsidiary Interests”), free and clear of any Encumbrances whatsoever, and there is no other security issued by the US Subsidiary.  The US Subsidiary Interests are not certificated or divided into units or other securities, have been validly authorized and issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights.  There is no option, warrant, right or commitment of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposal of any units, interests, rights or other equity securities of the US Subsidiary, or any securities convertible into any units, interests, rights or other equity securities of the US Subsidiary, or (ii) relates to the voting or control of such units, interests, rights or other equity securities.  The US Subsidiary does not hold any interest in any other entity.

(c)Organization and Good Standing of the US Subsidiary.  The US Subsidiary is duly organized, validly existing, and in good standing under the laws of the State of Missouri.  The US Subsidiary has all requisite power and authority to carry on the Business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease.  The US Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 4.3(c) of the Disclosure Schedules and there are no other jurisdictions in which its failure to qualify as a foreign corporation has had, or would reasonably be expected to have, a Material Adverse Effect.  The Sellers have delivered to Buyer complete and correct copies of the US Subsidiary’s articles of organization, certificate of organization, operating agreement and other similar organizational documents and all amendments thereof to date as filed.  Schedule 4.3(c) of the Disclosure Schedules contains a complete and correct list of all of the managers and officers of the US Subsidiary.

4.4Articles of Association, Officers and Directors.  The Sellers have delivered to Buyer complete and correct copies of the Company’s currently applicable Articles of Association and all amendments thereof to date as filed.  Schedule 4.4 of the Disclosure Schedules contains a complete and correct list of all of the officers and committee members of the Company.

4.5Capitalization.  The authorized share capital of the Company consists of 496,138 shares of €1.00 of nominal value each, all of which are issued and outstanding and constitute Shares.  Schedule 4.5 of the Disclosure Schedules sets forth the capitalization of the Company, including the total number of outstanding Shares, the name of each record and beneficial holder of Shares and the number of Shares held by such holder.  All of the Shares are validly issued, fully paid and non-assessable and owned of record by the Sellers and the Other Sellers and no shares are subject to, nor have been issued in violation of, preemptive or similar rights.  All issuances, sales and repurchases by the Company of its capital stock have been effected in compliance with all applicable Requirements of Law.

4.6Convertible Securities, Options, etc. The Company has no outstanding stock or other securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company has no outstanding options, bonds, warrants or rights to subscribe for or to purchase any of its capital stock or any stock or securities convertible into or exchangeable for its capital stock.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  There are no voting agreements, voting trusts or other agreements (including contractual or statutory preemptive rights or cumulative voting rights), commitments or understandings with respect to the voting or transfer of the capital stock of the Company.

4.7Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been delivered to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  No meeting of any shareholders, board of directors, or any committee of the Company thereof, has been held for which minutes have not been prepared and are not contained in such minute books except where the failure to have minutes prepared and/or included in the minute books would not reasonably be expected to have a Material Adverse Effect.  The stock ledger of the Company contains a complete and correct record of all issuances and transfers of capital stock of the Company.  All of the material books and records of the Company are in the possession of the Company.

4.8Transaction Not a Breach.  Except as set forth on Schedule 4.8 of the Disclosure Schedules, neither the execution and delivery of this Agreement and the other Transaction Documents by the Company, any of the Sellers or any of the Other Sellers, nor the performance by the Company, any of the Sellers or any of the Other Sellers of the Transactions, will:

(a)violate or conflict with or result in a breach of any provision of any Requirements of Laws binding on the Company or its properties, or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(b)constitute a default under the Articles of Association or under any Contract applicable to the Company, or require consent from or notice to any other party to a Contract applicable to the Company;

(c)constitute a default or an event which would permit any party to terminate, or accelerate the maturity of any indebtedness or other obligation under any Material Contract;

(d)result in the creation or imposition of any Encumbrance upon the Shares or any of the Company’s assets; or

(e)require any authorization, consent, approval, exemption or other action by or notice to (i) any court or administrative or Governmental Body pursuant to the Articles of Association or any Requirements of Laws or (ii) any other Person.

4.9Compliance with Applicable Laws.  Except as set forth in Schedule 4.9 of the Disclosure Schedules, the Company is and since its inception has been in compliance with all applicable Requirements of Laws, Governmental Permits and Court Orders (to which it or its properties, assets, personnel or business activities are subject).  The Transactions are not subject to, and the Company has otherwise complied with, statute no. 2014-856 (Loi Hamon).  The Company is not a party to, bound by or affected by, any Court Order (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Body) with respect to any of the Company’s properties, assets, personnel or business activities.  The Company is not in violation of, or delinquent in respect to, any Court Order, Requirements of Laws or Governmental Permits (to which it or its properties, assets, personnel or business activities are subject), arising out of, resulting from or in any way connected with the operation of the Company.  The Company has filed with the proper Governmental Bodies all material statements and reports required by all Requirements of Laws, Governmental Permits and Court Orders to which the Company or any of its employees (because of their activities on behalf of the Company) are subject.  No claim has been made by any Governmental Body (and, to the Knowledge of the Key Employees, no such claim is anticipated) to the effect that the Business fails to comply, in any material respect, with any Requirements of Laws, Governmental Permit or Environmental Obligation or that a Governmental Permit or Court Order is necessary in respect thereto.  Copies of all notices of violation of any of the foregoing that the Company has received in the past five (5) years have previously been furnished to Buyer.

4.10Financial Statements.

(a)Schedule 4.10(a) of the Disclosure Schedules contains the following financial statements of the Company:

(i)(x) the unaudited consolidated financial statements of the Company, including the consolidated balance sheet of the Company (the “Reference Balance Sheet”) as of December 31, 2014 (the “Reference Balance Sheet Date”), and the related consolidated statements of income and cash flows for the year then ended as prepared by the Company (together, the “Historic Financial Statements”); and

(ii)the unaudited consolidated financial statements of the Company, including the consolidated balance sheet of the Company as of June 30, 2015, and the related consolidated statements of income and cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Historic Financial Statements, the “Financial Statements”).

(b)Throughout all periods covered by the Financial Statements, the Company has prepared such statements in accordance with US GAAP (other than immaterial normal year-end adjustments with respect to the Interim Financial Statements).  Each of the Financial Statements is true and complete in all material respects, is consistent with the books and records of the Company, and presents fairly in all material respects, in accordance with US GAAP, the assets, liabilities, financial position and, where applicable, results of operations of the Company as of the dates and the periods therein set forth, except that the Interim Financial Statements lack footnote disclosures and are subject to normal year-end adjustments, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Each of the Estimated Net Working Capital and the Estimated Transaction Expenses is a true and accurate reflection of the amount so estimated and were determined by the Sellers in good faith and a reasonable manner from the Financial Statements and the books and records of the Company.  All items of income or expense that are unusual or of a non-recurring nature and which exceed $50,000, if any, either individually or in the aggregate together with all similar items or income or expense have been separately disclosed in the Financial Statements, or the footnotes thereto, respectively, or in Schedule 4.10(b) of the Disclosure Schedules.  Since the Reference Balance Sheet Date, there has not been any (i) change in the properties, assets, Liabilities, financial position, results of operations or Business of the Company (other than changes in the ordinary course of business), which, individually or in the aggregate, has had a Material Adverse Effect, or (ii) other event or condition of any character which has materially adversely affected, or would be expected to materially adversely affect, the financial condition, results of operations or Business of the Company.

(c)There are no Liabilities of the Company, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any Liability, in each case, other than: (i) Liabilities adequately reflected or reserved against on the Reference Balance Sheet in accordance with US GAAP; (ii) Liabilities incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) Transaction Expenses; and (iv) Liabilities set forth on Schedule 4.10(c) of the Disclosure Schedules.

(d)Schedule 4.10(d) of the Disclosure Schedules sets forth an accurate and complete list of all Guaranteed Obligations.  This list shall include (i) an accurate description of every contract, agreement, personal property lease, relationship or commitment, written or oral, to which the Company is a party or by which the Company is bound that binds, commits or otherwise obligates the Company, directly or indirectly, to be primarily or secondarily liable for any Liabilities of any Person other than the Company, (ii) the original amount of all Guaranteed Obligations, (iii) the outstanding balance of all Guaranteed Obligations as of the Closing Date, and (iv) the Person to whom each Guaranteed Obligation is or may be owed.  Immediately following the Closing, the Company will not have any Guaranteed Obligations for the benefit of any Seller or any Affiliate or relation of any Seller.

4.11Accounts Receivable and Accounts Payable.

(a)To the Knowledge of the Key Employees, the net amount (i.e., gross amounts less reserves recorded on the Financial Statements) of all accounts and notes receivable, unbilled invoices and other debts owed to the Company (collectively the “Accounts Receivable”) due or recorded in the books and records of account of the Company as of the Closing Date will be good and collectible in an aggregate amount equal to the amount shown for Accounts Receivable on Schedule 4.11(a) of the Disclosure Schedules, in the ordinary course of business on a first invoiced, first collected basis and in any event collected not later than one-hundred eighty (180) days after the Closing Date.

(b)All of the Company’s accounts payable have arisen in bona fide arm’s length transactions in the ordinary course of business and, prior to the Closing, the Company had been paying its accounts payable in the ordinary course, consistent with past practice.

4.12Taxes.

(a)All Taxes due and payable by the Company have been paid in full.  The Liability for Taxes of the Company reflected in the Financial Statements have been recorded in accordance with US GAAP.  The Company’s Liability for Taxes attributable to Taxable periods (or portions thereof) ending on or prior to the Closing Date (including, without limitation, as a result of being a member of an affiliated or combined group prior to the Closing Date or as a transferee, successor, indemnitor or by contract relating to an event occurring on or before the Closing Date) will not exceed the amount of Taxes taken into account as a Current Liability in the Estimated Net Working Capital or the Closing Net Working Capital.  For purposes of the foregoing, in the case of a Taxable period beginning before or on and ending after the Closing Date, the amount of any Tax based on or measured by income or receipts of the Company that is allocable to the pre-Closing portion of such period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Tax of the Company that is allocable to the pre-Closing portion of such period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the entire Taxable period ending on and including the Closing Date and the denominator of which is the total number of days in the Taxable period.

(b)The Company has timely filed all Tax Returns that it is required to have filed or proper extensions have been filed therefor, and all Tax Returns are complete and correct in all material respects.  Any deficiencies proposed as a result of any audit by a Governmental Body have been paid, settled or are being contested or appealed, and there are no present disputes as to Taxes payable by the Company.  There are no unexpired waivers by the Company of any statute of limitations with respect to any Taxes, and the Company is not a party to any action or proceedings by any Governmental Body for the collection or assessment of Taxes.  The Company has complied with all applicable Requirements of Laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by applicable Requirements of Laws, withheld and paid over to the proper Governmental Bodies all amounts required to be withheld and paid.  There are no Encumbrances for Taxes upon the assets or properties of the Company except for statutory Encumbrances for Taxes not yet due or payable.  There are no Tax rulings, requests for rulings, or closing agreements relating to the Company which could materially affect the Company’s Liability for Taxes for any period after the Closing Date.

(c)Neither the Company nor the US Subsidiary is, nor has it been, a member of or included in any affiliated, consolidated, combined, or unitary group for purposes of filing Tax Returns or paying Taxes at any time.  Schedule 4.12(c) of the Disclosure Schedules sets forth separately for each of the Company and the US Subsidiary all countries, states, provinces, cities, and other jurisdictions in which the Company or the US Subsidiary either (i) has during the past four (4) years filed any Tax Return, or (ii) is or has been during the past four (4) years subject to a Tax claim.  No other jurisdiction than those listed in Schedule 4.12(c) of the Disclosure Schedules has claimed that the Company or the US Subsidiary is subject to any Tax in such other jurisdiction.

(d)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election made under Section 108(i) of the Code prior to the Closing; or (vii) any similar election, action, or agreement that would have the effect of deferring any Liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(e)The Company is not and has not been a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.  All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws has been timely prepared.

(f)The US Subsidiary is not, nor has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)The US Subsidiary has not consummated, has not participated in, and is not currently participating in any transaction which was or is a listed transaction as defined in Section 6011 of the Code or the treasury regulations promulgated thereunder.

(h)The Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code or a "passive foreign investment company" within the meaning of Section 1297 of the Code.

(i)The Company has maintained and preserved all records and supporting documentation reasonably required in connection with the research tax credit and the jeune enterprise innovante (JEI) regime and the Key Employees have no Knowledge of any specific facts or circumstances likely to trigger a tax reassessment in respect of the research tax credit or the jeune enterprise innovante (JEI) regime (no other warranty is given in respect of the research tax credit or the jeune enterprise innovante (JEI) regime).

(j)The Company is entitled to and shall receive (i) in 2015, 95,050 Euros on account of the research tax credit (crédit impôt recherche) with respect to 2014, (ii) in 2015, 30,666 Euros on account of the competitiveness and employment tax credit (crédit d’impôt pour la compétitivité et l’emploi) with respect to 2014, (iii) in 2016, 60,188 Euros on account of the research tax credit (crédit impôt recherche) with respect to the period running from January 1, 2015 through June 30, 2015 and (iv) in 2016, 17,236 Euros on account of the competitiveness and employment tax credit (crédit d’impôt pour la compétitivité et l’emploi) with respect to the period running from January 1, 2015 through June 30, 2015.

(k)The Company is entitled to and shall receive (i) in 2016, 59,064 Euros on account of the research tax credit (crédit impôt recherche) with respect to the period running from July 1, 2015 through the Closing Date and (ii) in 2016, 18,755 Euros on account of the competitiveness and employment tax credit (crédit d’impôt pour la compétitivité et l’emploi) with respect to the period running from July 1, 2015 through the Closing Date.

4.13Material Contracts.

(a)Schedule 4.13 of the Disclosure Schedules lists (specifying the appropriate paragraph) each of the following Contracts to which the Company is a party, or under which the Company has or may acquire any obligations, rights or benefits, or by which the Company’s properties or assets may be bound (each Contract listed, or required to be listed, in Schedule 4.13 of the Disclosure Schedules, a “Material Contract”):

(i)any employment, contractor or consulting Contract, offer letter, or agreement with an employee or consultant, contractor, or salesperson, or any Contract to grant any severance or termination pay (in cash or otherwise) to any employee or consultant, contractor or salesperson;

(ii)any Contract, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property;

(iv)any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any material personal property;

(v)any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vi)any Contract relating to capital expenditures and involving future payments by the Company in excess of $25,000 individually or $100,000 in the aggregate;

(vii)any Contract relating to the disposition or acquisition of assets material to the Business or any interest in any business enterprise outside the ordinary course of business;

(viii)any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit;

(ix)any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $25,000 individually or $100,000 in the aggregate;

(x)any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, affiliate or development agreement or outsourcing arrangement that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $25,000 individually or $100,000 in the aggregate;

(xi)any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products, Company Technology or services of the Company that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $25,000 individually or $100,000 in the aggregate;

(xii)any Contract or arrangement that would restrict the ability of the Company or any of its Affiliates (including, after the Closing Date, Buyer or any of its Affiliates) to conduct or compete with any line of business or operations or beneficially own any assets, properties or rights, anywhere at any time;

(xiii)any nondisclosure or confidentiality agreement, other than on the Company’s standard form and entered into in the ordinary course of business consistent with past practice;

(xiv)any Contract (A) containing one or more provisions relating to a change in control of the Company that would be triggered by the transactions contemplated by this Agreement or the Transaction Documents or prohibiting assignment or (B) the terms of which will be affected by the Transactions; or

(xv)any other Contract that involves $25,000 individually or $100,000 in the aggregate or more and is not cancelable by the Company without penalty within thirty (30) days.

(b)True and complete copies of each Material Contract have been delivered or provided to Buyer.

(c)Each Material Contract to which the Company is a party or any of its respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Key Employees, any other party thereto, subject to (i) Equitable Exceptions, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Key Employees is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor to the Knowledge of the Key Employees do any facts or circumstances exist that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party.

(d)The Company has performed all material obligations required to have been performed by the Company pursuant to each Material Contract.

(e)All outstanding Indebtedness of the Company may be prepaid without penalty, premium or other costs of any kind beyond principal and accrued interest.

4.14Owned Real Property.  The Company does not own, nor has it ever owned, any interest in real property.

4.15Leased Real Property.  The Company has valid leasehold interests in all of the real property which it holds under the leases described in Schedule 4.15 of the Disclosure Schedules (collectively, the “Leased Real Property”), which leasehold interests are in each case free and clear of all Encumbrances, except for Permitted Exceptions.  Following completion of the transactions contemplated herein, the Company shall continue to have valid leasehold interests in all of the real property which it holds under the leases described in Schedule 4.15 of the Disclosure Schedules, in each case free and clear of all Encumbrances except Permitted Exceptions.  The Leased Real Property constitutes all real properties used or occupied by the Company or reflected on the Financial Statements.  With respect to the Leased Real Property: (a) the Company has use of all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending, or to the Knowledge of the Key Employees any threatened, condemnation proceeding or other proceeding by any public authority; (c) the Building and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair, subject only to ordinary wear and tear; (d)  the Building and structures are not, and the operation of the Business at the Leased Real Property is not, in violation of any zoning or other Requirements of Laws (including obtaining all approvals of any Governmental Body, including Governmental Permits, required in the operation thereof), except for such violations as do not and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect; (e) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; and (f) the Leased Real Property is supplied with utilities and other services necessary for the operation of such facilities as conducted by the Company.

4.16Personal Property.  Schedule 4.16 of the Disclosure Schedules sets forth a true and complete list of (a) all fixed assets owned or leased by, in the possession of, or used by the Company in connection with the Business and having, individually a value in excess of $10,000, or in the aggregate with all other similar items, a value in excess of $50,000, and (b) all other tangible and intangible personal property, rights and assets owned or leased by, in the possession of, or necessary for the conduct of business by the Company and having, individually a value in excess of $10,000, or in the aggregate with all other similar items, a value in excess of $50,000, which list indicates the location of such items.  The Company has good and valid title to, or a valid leasehold interest in, or valid license to, all fixed assets and other tangible personal properties used by the Company in connection with the Business, reflected on the Financial Statements and each item listed on Schedule 4.16 of the Disclosure Schedules, in each case, free and clear of any Encumbrances other than Permitted Exceptions.  The property listed on Schedule 4.16 of the Disclosure Schedules constitutes all tangible (individually in excess of $10,000, or in the aggregate, having a value in excess of $50,000) or intangible personal property, rights, and assets necessary for the conduct of the Business as now conducted.  Such personal property is in good condition and repair, subject only to ordinary wear and tear, and none of such personal property requires any repair or replacement within the next twelve (12) months except for maintenance and replacement in the ordinary course of operations.  None of the personal property listed on Schedule 4.16 of the Disclosure Schedules is held under any lease, security agreement or conditional sales contract.

4.17Litigation.  There is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Key Employees, threatened against or affecting the Company or any of its properties or assets, in law or equity (or pending or threatened against any of the officers, directors or Key Employees of the Company with respect to any of the Business or any proposed business activity of the Company (excluding Buyer Plans)), or to which the Company is otherwise a party (including product liability claims), before any Governmental Body, nor, to the actual knowledge of the Key Employees, is there any reasonable basis for any such action, proceeding or investigation.  The Company is not subject to any Court Order, stipulation or consent of any Governmental Body.  The Company has not received any opinion or memorandum or legal advice from legal counsel retained by the Company to the effect that it is exposed, from a legal standpoint, to any Liability which may be material to the Business; and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it in connection with the Business.

4.18Intellectual Property.

(a)Company Products and Technology.  Schedule 4.18(a) of the Disclosure Schedules lists all material Technology (except for Shrink-Wrap Code) by name and version number, if applicable, that is used in or necessary to the conduct of the business of the Company as currently conducted and as currently proposed to be conducted by the Company (excluding Buyer Plans) within twelve (12) months after the date hereof (including Open Source Software) and, in each case, specifies whether such Company Products and Technology were developed internally by the Company or provided by third parties.

(b)Registered Intellectual Property.  Schedule 4.18(b) of the Disclosure Schedules lists (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company with respect to any Company Products, (ii) all other material Company Intellectual Property, including invention disclosures; (iii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iv) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property.  With respect to each item of Company Registered Intellectual Property: (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark or other authorities in France, the United States or other jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property Rights; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is, to the Knowledge of the Key Employees, subsisting, valid and enforceable, and (D) each such item is not subject to any unpaid maintenance fees or taxes.  There are no actions that must be taken by the Company within ninety (90) days of the Closing Date, including, with respect to each item of Company Registered Intellectual Property, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Intellectual Property Rights.  To the Knowledge of the Key Employees, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property.  The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c)Transferability of Intellectual Property.  Except as set forth in Schedule 4.18(c) of the Disclosure Schedules, following the Closing all Company Intellectual Property will be fully transferable, alienable and licensable by the Company or Buyer without restriction and without payment of any kind to any third party.

(d)Title to Intellectual Property.  Except as provided in Schedule 4.18(d) of the Disclosure Schedules, the Company is the sole and exclusive owner of each item of Company Intellectual Property and of each Company Product, free and clear of any Liens.  The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Intellectual Property.  Except as provided in Schedule 4.18(d) of the Disclosure Schedules, the Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to the Company, to any other Person, or (ii) permitted the rights of the Company in any Company Intellectual Property, that is or was at the time material to the Company, to enter into the public domain.

(e)Third Party Intellectual Property.  Schedule 4.18(e) of the Disclosure Schedules lists all Contracts under which a third party licenses or provides any Intellectual Property to the Company.  Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 4.18(n) of the Disclosure Schedules, (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Schedule 4.18(e) of the Disclosure Schedules, the Company Intellectual Property includes all Intellectual Property that is used in or necessary for the conduct of the business of the Company as it currently is conducted or as currently proposed to be conducted within twelve (12) months after the date hereof by the Company (excluding Buyer Plans), including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products.

(f)Standard Form Agreements.  Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users, including terms of use (collectively, the “Standard Form Agreements”) have been attached to Schedule 4.18(f) of the Disclosure Schedules.  Other than non-disclosure agreements and non-exclusive licenses of the Company Products to end-users that, in each case, do not materially differ in substance from the Standard Form Agreements and that have been entered into in the ordinary course of business, Schedule 4.18(f) of the Disclosure Schedules lists all Contracts under which the Company has granted, licensed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual

Property for the sole benefit of the Company), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property.

(g)No Infringement.  The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as is currently contemplated to be conducted by the Company within twelve (12) months after the date hereof (excluding Buyer Plans), including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, distribution, publication and licensing out of any Company Product, has not, does not and will not Infringe when conducted in the same manner by Buyer and/or the Company following the Closing, any Intellectual Property Rights of any Person. The Company has not received notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property Infringes any Intellectual Property Rights of any Person (nor do the Key Employees have Knowledge of any basis therefor or threat thereof). No Company Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that materially restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property.

(h)Third Party Rights.  Except as set forth in Schedule 4.18(h) of the Disclosure Schedules, no third party that has licensed or provided Intellectual Property to the Company has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license.

(i)Restrictions on Business.  Neither this Agreement nor the transactions contemplated by this Agreement (excluding any non-compete or other restriction negotiated between Buyer and a third party under a separate agreement), including the assignment to Buyer by operation of law or otherwise of any Contracts to which the Company is a party, will cause: (i) Buyer, any of its Affiliates or the Company to grant to any third party any additional right to or with respect to any Intellectual Property Rights owned by, or licensed to the Company, (ii) Buyer, any of its Affiliates or the Company, to be bound by, or subject to, any further non-compete or other restriction on the operation or scope of their respective businesses or (iii) Buyer, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(j)No Third Party Infringement.  To the Knowledge of the Key Employees, no Person has infringed any material Company Intellectual Property.  The Company has the exclusive right to bring actions against any Person that has infringed any Company Intellectual Property and to retain for themselves any damages recovered in any such action.

(k)Proprietary Information Agreements.  Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions (the “Consultant Proprietary Information Agreement”) have been provided to Buyer or made available in the dataroom.  All agreements with employees or consultants that deviate in any material respect from the Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement are listed on Schedule 4.18(k) of the Disclosure Schedules.  All current and former employees of the Company, and all current and former consultants of the Company and all other individuals who have been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company (each, a “Contributor”), have executed and delivered (and to the Knowledge of the Key Employees are in compliance with) the applicable form of agreement.  Without limiting the foregoing, no Contributor owns or has any right, including the right to assert any Moral Rights (but only to the extent permitted under applicable laws), to Company Products or Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or rights.  All current and former employees of the Company that are or were, at the time of employment, residents of countries that recognize Moral Rights or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights have executed written agreements with the Company that to the fullest extent permitted under applicable law, waive for the benefit of the Company, all Moral Rights.

(l)Protection of Confidential Information.  The Company has taken all reasonable steps that are required or necessary to protect the confidentiality of confidential information and trade secrets of the Company or of any third party that has provided any confidential information or trade secrets to the Company.

(m)Government Funds.  Schedule 4.18(m) of the Disclosure Schedules lists all the funds/soft loans received from public entities, university, college, other educational institution, multi-national, bi-national or international organization or research center related to the development of intellectual property rights and which was used in the development of the Company Products or Company Intellectual Property.

(n)Open Source Software.  Schedule 4.18(n) of the Disclosure Schedules lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public

License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (collectively, “Open Source Software”) that has been incorporated into any Company Product in any way and describes the manner in which such Open Source Software was incorporated (such description shall include whether (and, if so, how) the Open Source Software was modified or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Product).  Except as disclosed in Schedule 4.18(n) of the Disclosure Schedules, the Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Intellectual Property (including Company Technology), (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create obligations for the Company with respect to Intellectual Property Rights owned by the Company or grant to any third party, any rights or immunities under Intellectual Property Rights owned by the Company or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(o)Source Code.  Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery, at the exception of APP, to any escrow agent or other Person of, any source code for any Company Product except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performances of services to the Company.

(p)Personally Identifiable Information.  Schedule 4.18(p) of the Disclosure Schedules identifies all categories of Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), and through any services provided to customers of the Company (“Company Services”).  “Personally Identifiable Information” shall mean any information that alone or in combination with other information held by the Company can be used to specifically identify a Person. The Company has complied, with all applicable laws, contractual obligations, and its internal privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in the course of its activities. The execution, delivery and performance of this Agreement complies with French law. Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Services have been provided to Buyer or made available in the dataroom.  Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been misleading or deceptive or in violation of the relevant applicable law.

(q)Protection of Personally Identifiable Information.  The Company has at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personally Identifiable Information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of that Personally Identifiable Information from employees of the Company. To the Knowledge of the Key Employees, there has been no unauthorized access to or other misuse of that Personally Identifiable Information from third parties.

(r)Bugs and Defects.  Schedule 4.18(r) of the Disclosure Schedules sets forth the Company’s current (as of the date hereof) list of known material bugs maintained by its development or quality control groups with respect to the Company Products and Company Technology.  The Company has disclosed in writing to Buyer all information relating to any errors, bugs or defects with respect to any of the Company Products and Company Technology which adversely affects, or may reasonably be expected to materially and adversely affect, the value, functionality or fitness for the intended purpose of such Company Products or Company Technology.  Without limiting the generality of the foregoing and unless specified otherwise in Schedule 4.18(r) of the Disclosure Schedules, (i) there have been and are no material defects, malfunctions or nonconformities in any of the Company Products and Company Technology; (ii) there have been, and are, no claims asserted against the Company or any of its customers or distributors related to the Company Products or Company Technology; and (iii) the Company has not been or is required to recall any Company Products or Company Technology.

(s)Contaminants.  All Company Products and Company Technology are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product or Company Technology or data or other software of users (“Contaminants”).  Each of the Company has taken all reasonable steps to prevent the introduction of Contaminants into Company Products or Company Technology including the procedures specified in Schedule 4.18(s) of the Disclosure Schedules.

(t)Security Measures.  The Company has taken all reasonable steps, including the steps and procedures specified in Schedule 4.18(t) of the Disclosure Schedules, to protect the information technology systems used in connection with the operation of the Company from Contaminants.  The Company has the disaster recovery and security plans, procedures and facilities for the business specified in Schedule 4.18(t) of the Disclosure Schedules.  There have been no material unauthorized intrusions or breaches of the security of information technology systems from employees of the Company. To the Knowledge of the Key Employees, there have been no material unauthorized intrusions or breaches of the security of information technology systems from third parties.

(u)User Documentation.  All Company Products and Company Technology perform in all material respects in accordance with the design specifications to which such Company Products and Company Technology were developed.  The User Documentation associated with any Company Product and Company Technology contains no material errors.  All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company were performed properly and in conformity with all applicable laws and regulations.

4.19Conduct of Business.

(a)Conduct of Ordinary Course.  Except as set forth in Schedule 4.19 of the Disclosure Schedules, since the Reference Balance Sheet Date, the Company has conducted the Business only in the ordinary course of business consistent with past custom and practice, and has incurred no Liabilities other than in the ordinary course of business consistent with past custom and practice, and no Material Adverse Effect has occurred.  Without limiting the foregoing, since Reference Balance Sheet Date, the Company has not:

(i)sold, assigned or transferred any material tangible asset or property right used in the Business, or mortgaged, pledged or subjected them to any Encumbrance, charge or other restriction, except for Encumbrances for current property taxes not yet due and payable;

(ii)sold, assigned, transferred, abandoned or permitted to lapse any Governmental Permits that, individually or in the aggregate, are material to the Business or the operation of the Company or any portion thereof, or any of the Intellectual Property or other intangible assets, or disclosed any material proprietary confidential information to any person, or granted any license or sublicense of any rights under or with respect to any Intellectual Property or other intangible assets;

(iii)made or granted any increase in, or amended or terminated, any existing plan, program, policy or arrangement relating to employees of the Company, including any Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into any new collective bargaining agreement or multi-employer plan;

(iv)conducted the cash management and revenue recognition customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Company other than in the usual and ordinary course of business consistent with past custom and practice;

(v)changed any accounting principles, methods or practices utilized by it or changed any of its depreciation or amortization policies or rates;

(vi)made any loans or advances to, or guarantees or unwritten promises for the benefit of, or entered into any transaction with any shareholder, employee, officer or director of the Company (other than non-material advances to Company employees in the ordinary course of business);

(vii)suffered any material loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(viii)received notification that any material customer or supplier will stop or decrease in any material respect the rate of business done with the Company;

(ix)declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company or purchased, redeemed or otherwise acquired any shares of the Company’s capital stock, or made any other payments to any shareholder;

(x)amended or authorized the amendment of the Articles of Association;

(xi)paid or made a commitment to pay any severance or termination payment to any employee or consultant;

(xii)made any capital expenditures, including replacements of equipment in the ordinary course of business, or entered into commitments therefor, except for capital expenditures or commitments therefor which do not, in the aggregate, exceed $50,000;

(xiii)made any equity or debt investment or commitment therefor in any Person in excess of $50,000;

(xiv)made any payment or contracted for the payment of any bonus or other compensation or personal expenses, other than (A) wages and salaries and business expenses paid in the ordinary course of business consistent with past practice, and (B) wage and salary adjustments made in the ordinary course of business consistent with past practice for employees who are not officers, directors or shareholders of the Company;

(xv)made, amended, entered into or terminated any written employment contract, entered into any at-will employment arrangement or created or made any material change in any bonus, stock option, pension, retirement, profit sharing or other Employee Benefit Plan or arrangement;

(xvi)entered into any other material transaction, other than in the ordinary course of business consistent with past custom and practice;

(xvii)made any changes in its accounting methods or practices or Tax elections;

(xviii)incurred any Liability for Taxes other than in the ordinary course of business; or

(xix)committed in writing to do any of the foregoing.

(b)No Illegal Payments.  The Company has not at any time made or committed to make any illegal payments for political contributions or made any bribes, kickback payments or other illegal payments.

4.20Insurance Policies.Schedule 4.20 of the Disclosure Schedules sets forth a correct and complete list and description, including policy numbers, of all insurance policies owned by the Company, correct and complete copies of which policies have previously been delivered to Buyer.  Each of the insurance policies listed in Schedule 4.20 of the Disclosure Schedules are in full force and effect, and each will remain so following the Closing.  The Company is not in default under any of the insurance policies listed in Schedule 4.20 of the Disclosure Schedules.  The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies, and, to the Key Employees’ Knowledge, there is not any basis for any such action, except to the extent that insurance premiums in general may increase within the industry and certain carriers may cease to write coverage in the industry in general.  Schedule 4.20 of the Disclosure Schedules also contains a list of all pending Company claims with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.

4.21Bank Accounts.Schedule 4.21 of the Disclosure Schedules sets forth a complete and correct list of each financial institution in which the Company has an account, lock box or safe deposit box, the number of each such account or box and the names of all persons authorized to draw thereon or to have access thereto.

4.22Licenses and Permits.The Company holds all Governmental Permits necessary for the current conduct, ownership, use, occupancy or operation of the Business, except where the failure to hold such Governmental Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of which are identified on Schedule 4.22 of the Disclosure Schedules.  The Company has complied and is in full and complete compliance with the terms and conditions of all such Governmental Permits, all of which Governmental Permits are in full force and effect, and the Company has not received any notices (written or oral) to the contrary.

4.23Employees; Employee Benefit Plans.

(a)Schedule 4.23(a) of the Disclosure Schedules sets forth the (i) name, (ii) office location, (iii) current annual compensation rate (including bonus and commissions), (iv) title, (v) bonus entitlement, (vi) accrued vacation benefits, (vii) exemption status, (viii) leave status, (ix) visa status, (x) non-competition agreement, (xii) whether employee, independent contractor or independent consultant; (xiii) severance pay, pension benefits, notice periods and all other material terms of employment of each employee of the Company as of the date hereof, and, for the avoidance of doubt, the employees of the Company shall include any individuals who provide services to the Company, including consultants and independent contractors.  No employee is on long-term disability leave, extended leave of absence or receiving workers’ compensation benefits.  Schedule 4.23(a) of the Disclosure Schedules lists all such employees, as well as consultants, agents and independent contractors, presently covered by an employment, non-competition, consulting or severance agreement with the Company.  No employee of the Company is working in any jurisdiction under a visa.  The Company is not (A) a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, (B) subject to an application or election regarding the acquiring of bargaining rights by any labor union or labor organization or (C) the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. There is no pending or, to the Knowledge of the Key Employees, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout involving the Company.  There is no action, suit or legal, administrative, arbitration, grievance or other proceeding or investigation pending or, to Knowledge of the Key Employees, threatened, against the Company relating to employment practices or any of the Requirement of Laws described in this Section 4.23(a).

(b)Schedule 4.23(b) of the Disclosure Schedules sets forth a true, complete and correct list of every Employee Benefit Plan that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has any obligation to contribute or has or may have any liability (the “Company Employee Benefit Plans”).

(c)True, complete and correct copies of the following documents, with respect to each Company Employee Benefit Plan, where applicable, have previously been delivered to Buyer:  (i) all documents embodying or governing such Company Employee Benefit Plan and any funding medium for the Company Employee Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(d)Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Benefit Plan for any period for which such Company Employee Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Key Employees, no event or omission has occurred that would cause any Company Employee Benefit Plan to lose such qualification.

(e)(i) Each Company Employee Benefit Plan is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms.  (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Key Employees, threatened with respect to any Company Employee Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Key Employees, there is no reasonable basis for any such litigation or proceeding.  (iii) All payments and/or contributions required to have been made with respect to all Company Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Benefit Plan and applicable law.

(f)No Company Employee Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(g)Neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a multiemployer plan within the meaning of Section 3(37) of ERISA and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(h)None of the Company Employee Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(i)(i) Each Company Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Benefit Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Benefit Plan.  (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Benefit Plan.  (iii) Each asset held under each Company Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(j)Each Company Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Employee Benefit Plan is, or to the Knowledge of the Key Employees, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k)No Company Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(l)Neither the execution and delivery of this Agreement, the approval of this Agreement by the shareholders of the Company, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Affiliates; (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Benefit Plan or related trust; (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an Affiliate.  The provisions of this Section 4.23(l) shall not be subject to, and any claims hereunder shall not be included in any of the claims that are subject to, the limitations of Article VIII.

(m)No Company Employee Benefit Plan, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code or any other provision of the Code or any similar foreign law, as a result of the transactions contemplated by this Agreement alone or together with any other event.

(n)The Company: (i) is in compliance, and has been in such compliance at all times, in all material  respects with all applicable Requirements of Laws, Contracts and Court Orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Requirements of Laws, Court Orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, including the proper classification of workers as independent contractors and consultants, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, accessibility, workers compensation, wrongful termination or violation of the personal rights of the Company’s employees or prospective employees; (ii) has withheld and reported all amounts required by any Requirements of Laws or Contract to be withheld and reported with respect to wages, salaries and other payments to any of the Company’s employees; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(o)To the Knowledge of the Key Employees, no employee of the Company: (i) intends to terminate his or her employment with the Company; (ii) has received an offer to join a business that may be competitive with the Business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company; or (B) the Business.

4.24Health, Safety and Environmental.The Company has complied and is in compliance in all material respects with all applicable Requirements of Laws relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended (“Environmental and Safety Requirements”), except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  The Company possesses all required Governmental Permits, and has filed all notices or applications, required thereby. Except for Permitted Substances, the Company has never generated, transported, treated, stored, or disposed of any Hazardous Wastes at any site, location or facility and no such Hazardous Wastes are present on, in or under the Leased Real Property, and the Leased Real Property does not contain (including containment by means of any underground storage tank) any Hazardous Waste.

4.25Customers.Schedule 4.25 of the Disclosure Schedules lists the 20 largest customers in terms of total sales revenues of the Company (in terms of dollar volume of the Company’s sales made to such customers during the current fiscal year and for the fiscal year ended December 31, 2014).  No customers listed on Schedule 4.25 of the Disclosure Schedules have canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company.  The Company has not received any written notice, nor do the Key Employees have any Knowledge, that any existing customer or group of related customers accounting for three percent (3.00%) or more of the Company’s total revenues in the fiscal year ended December 31, 2014 intends to cancel, reduce volume of purchases or otherwise modify its relationship with the Company.

4.26Suppliers.Schedule 4.26 of the Disclosure Schedules sets forth a complete and correct list of the 20 largest suppliers (in terms of the dollar volume of the Company’s purchases from such suppliers during the current fiscal year and for the fiscal year ended December 31, 2014) to the Company of key materials and services and commodities, exclusive of utility services, and the point of contact for each such supplier.   No supplier listed on Schedule 4.26 of the Disclosure Schedules has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company.  The Company has not received any notice, nor do the Key Employees have any Knowledge, that any supplier intends to cancel or otherwise modify its relationship with the Company.

4.27Export Controls and Economic Sanctions.

(a)The Company has at all times been in material compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a valid license issued by a Governmental Body, a license exception, or other permit or applicable authorization of a Governmental Body, has not, to the extent that the legal requirements identified below have been applicable and to the extent that actions described below would have had a materially adverse effect:

(i)exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR” 15 C.F.R. § 730 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC” 31 C.F.R. Part 500 et seq.);

(ii)exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (A) designated as a Specially Designated National by OFAC, or (B) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security;

(iii)exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles/unmanned aerial vehicles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; or

(iv)exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Iran, North Korea, Syria, or Sudan, or the governments or government instrumentalities of these countries, wherever located.

(b)The Company reasonably believes that, to the extent that the EAR is applicable, none of its products normally require a license under the EAR to be exported provided the Company maintains an encryption registration under the EAR.

(c)The Company has in place adequate controls to ensure material compliance with any applicable Requirements of Laws pertaining the export and import of goods, services, and technology.  The Company has not undergone and is not undergoing any material audit, review, inspection, investigation, survey or examination by a Governmental Body relating to exports, imports, or other trade-related activity.  To the Knowledge of the Key Employees, there are no threatened material claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future material claims, with respect to exports, imports, or other trade-related activity by the Company.

(d)No authorization from any Governmental Body for the transfer to Buyer of any Governmental Permit material to the Business is required, or such authorization can be obtained expeditiously without material cost.

4.28Anti-Corruption Laws.

(a)To the extent that any such measures have applied to the Company, the Company has not taken or failed to take any action that would cause it to be materially in violation of the Foreign Corrupt Practices Act of 1977, as amended (the

“FCPA”), the U.K. Bribery Act 2010, any rules or regulations under these laws, or any other applicable anti-corruption or anti-kickback law, including without limitation:

(i)the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any Official or other person covered by any applicable anti-corruption law, for the purpose of improperly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage;

(ii)use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(iii)establishment or maintenance of any unlawful fund of corporate monies or other properties; or

(iv)making or receiving of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority or employees of state-owned or state-controlled businesses.

(b)The Company has in place adequate controls and systems to ensure compliance with applicable Requirements of Laws pertaining to anti-corruption. To the Knowledge of the Key Employees, the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Body relating to the FCPA, the U.K. Bribery Act 2010, or any other anti-corruption or anti-kickback activity.  To the Knowledge of the Key Employees, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, under theses anti-corruption laws against the Company.

4.29Affiliate Transactions.Schedule 4.29 of the Disclosure Schedules sets forth an accurate and complete description of every Affiliate Transaction since January 1, 2013 and any existing commitments of the Company to engage in the future in any Affiliate Transactions.  Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arms-length transaction, except as disclosed on Schedule 4.29 of the Disclosure Schedules.

4.30Brokers.Neither the Company nor the Sellers have dealt with any person who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the Parties to each other.

4.31Warranties.Except for warranty claims that are typical and in the ordinary course of business, no written claim for breach of product or service warranty that is made by the Company in addition to any manufacturer’s warranty to any customer has been made against the Company since June 30, 2015.  To the Key Employees’ Knowledge, no state of facts exists, and no event has occurred, which would reasonably be expected to form the basis of any present claim against the Company for Liability on account of any express or implied warranty to any third party in connection with products sold or services rendered by the Company, except for warranty claims which are typical and in the ordinary course of business, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

4.32Information Furnished.The Company and the Sellers have made available to Buyer and its representatives true and correct copies of all corporate records of the Company and all agreements, documents and other items listed on the Disclosure Schedules to this Agreement or referred to in this Agreement and the Transaction Documents.

4.33Disclaimer of Warranties.Except for those representations and warranties expressly set forth in ARTICLE III and this ARTICLE IV, the Sellers disclaim all representations and warranties, whether express or implied, and no such representation or warranty shall be implied by or construed from any of the due diligence materials or any other information, whether oral or written, provided by or on behalf of the Sellers, the Company or their Affiliates.  For the avoidance of doubt, the foregoing will not limit any Seller’s liability under Section 8.1(b)(iii).

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to the Sellers as follows:

5.1Organization; Due Authorization.Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2Due Authorization.Buyer has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which Buyer is a party.  The execution, delivery, and performance of this Agreement, the Transaction Documents and the Transactions have been duly and validly authorized by all necessary corporate action of Buyer.  This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer and are enforceable against Buyer in accordance with their respective terms, except for the Equitable Exceptions.

5.3Authorizations and Notices.No Governmental Permits, approvals, consents, exemptions or actions of or notifications to (i) any Governmental Body or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Transaction Documents to which Buyer is a party, or the consummation by the Buyer of any of the Transactions, except for the filing of a foreign investment declaration with the French Treasury Department.

5.4Brokers.Buyer has not engaged or caused to be incurred any Liability to any finder, broker or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the Transactions for which the Sellers could be liable.

5.5Anti-Money Laundering.The financing of the Buyer’s purchase of the Sale Shares pursuant to this Agreement does not come from drug trafficking nor organized criminal activities, and the Buyer is in material compliance with all applicable Requirements of Law relating to anti-money laundering.

ARTICLE VI
POST-CLOSING COVENANTS

6.1General.In case at any time after the Closing any further action is legally necessary or reasonably desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any of the other Parties reasonably may request.  The Sellers and Buyer acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, which shall be maintained at the chief executive office of the Company; provided, however, that the Sellers’ Representatives shall be entitled to reasonable access to and to make copies of such books and records at their sole cost and expense for so long as Buyer maintains such books and records in accordance with its record retention policies (such maintenance period to be at least equal to four (4) years after the Closing Date).

6.2Confidentiality.Each Seller agrees to (a) treat and hold as such all Confidential Information of the other Parties, (b) refrain from using any of such Confidential Information except in connection with this Agreement, as an employee of the Company, or otherwise for the benefit of the owner of such Confidential Information, and (c) deliver promptly to the owner of such Confidential Information or destroy, at the written request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the holder’s possession, except as otherwise permitted herein.  In the event that a Party is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information of another Party, the Person so requested or required will notify the owner of such Confidential Information promptly of the request or requirement.  Notwithstanding the foregoing, the Sellers shall be permitted to have access to all such Confidential Information of the Company in their possession reasonably necessary to permit the Sellers to prepare, and to defend upon audit, any Tax Returns of Sellers; provided, that the Sellers shall use such Confidential Information solely for such purposes.

6.3Foreign Investment Declaration.Buyer shall cause a foreign investment declaration to be filed with the French Treasury Department promptly after the Closing Date.

6.4Tax Matters.

(a)Post-Closing Tax Returns.  Buyer shall file all Tax Returns of the Company due after the Closing Date.  Any Tax Return that is required to be prepared and filed by Buyer shall be prepared in accordance with past practice to the extent consistent with applicable Requirements of Law.

(b)Tax Records.  Buyer and the Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Buyer and/or the Company to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer agrees to cause the Company to (i) use its best efforts to properly retain and maintain such records for a period of six (6) years from the date the Tax Returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations with respect to such year, whichever is later, and (ii) allow the Sellers and their agents and representatives at times and dates mutually acceptable to the Parties, to reasonably inspect, review and make copies of such records from time to time, such activities to be conducted during normal business hours and at the Sellers’ expense.

(c)Transfer Taxes.  All applicable real property transfer or gains Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on any of the Sellers or the Company, Buyer or any of Buyer’s Affiliates as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes shall be borne by Buyer.  Each Seller agrees to cooperate with Buyer in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in their possession reasonably requested by Buyer that is reasonably necessary to complete such returns.

(d)Section 338(g) Election.  The Sellers, the Company and each applicable Subsidiary acknowledge that Buyer may make an election pursuant to Section 338(g) of the United States Internal Revenue Code of 1986, as amended (a “Section 338(g) Election”), with respect to the Company in connection with the purchase and sale of the Shares pursuant to this Agreement and the Other Purchase Agreement.  In the event a Section 338(g) Election is made, Buyer shall be responsible for preparing any applicable purchase price allocation for Tax purposes, and Buyer, the Company and the Sellers shall each file all Tax Returns, and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the purchase price allocation.  Buyer, the Company and the Sellers agree not to take any position inconsistent with any Section 338(g) Election or related to purchase price allocation.

ARTICLE VII
DELIVERIES AT CLOSING

7.1Deliveries to Buyer.  The Sellers have delivered to Buyer:

(a)the Other Purchase Agreement duly executed by the Other Sellers (including all documents and instruments to be executed or delivered by the Other Sellers in accordance therewith);

(b)subscription forms (bulletins de souscription) duly signed by the Founders exercising their Founders Warrants and delegating to Buyer the payment of the Total Exercise Price to the Company on his or her behalf;

(c)a transfer order (ordre de mouvement) for the transfer to Buyer of the Sale Shares owned by such Seller, free and clear of all Encumbrances, which transfer order shall be duly executed and endorsed in favor of Buyer;

(d)two (2) duly signed Cerfa forms number 2759 in respect of each Seller’s Sale Shares;

(e)the Escrow Agreement duly executed by the Sellers’ Representatives and the Escrow Agent;

(f)the Key Employee Employment Agreements duly executed by the Key Employees;

(g)the Key Employee Non-Competition Agreements duly executed by the Key Employees;

(h)(i) amendments to offer letters or employment agreements, as applicable and (ii) proprietary information and invention assignment and non-competition agreements, in each case, duly executed by the Other Employees listed on Schedule 7.1(h);

(i)the Investor Non-Solicitation Agreements duly executed by the Investors;

(j)the Retention Agreements duly executed by the Closing Restricted Stock Unit Recipients;

(k)the Restricted Stock Unit Agreements duly executed by the Closing Restricted Stock Unit Recipients;

(l)resignation letters substantially in the form attached as Schedule 7.1(l), of each director, manager and officer of the Company and the US Subsidiary, effective as of the Closing;

(m)payoff letters from each Person to whom the Transaction Expenses are owed;

(n)a letter from Jones Day to Buyer confirming the amount of Jones Day fees and expenses due by the Sellers;

(o)IRS Form W-9 or the appropriate version of Form W-8, as applicable, and all other Tax forms required by Buyer, from each Seller;

(p)the minutes of the Company’s consultative committee that approve the contemplated post-Closing modification of the Articles of Association (regarding the deletion of the advisory committee);

(q)copies of all consents, authorizations and pre-Closing notices listed on Schedule 7.1(q) in a form satisfactory to Buyer; and

(r)an action by written consent of the member of the US Subsidiary appointing John Geschke as the sole manager of the US Subsidiary as of the Closing in a form satisfactory to Buyer.

7.2Deliveries to the Sellers.  Buyer has delivered to the applicable Sellers:

(a)the Escrow Agreement duly executed by Buyer;

(b)the Key Employee Employment Agreements duly executed by Buyer or the applicable Affiliate of Buyer (including the Company or the US Subsidiary);

(c)the Key Employee Non-Competition Agreements duly executed by Buyer or the applicable Affiliate of Buyer;

(d)the Investor Non-Solicitation Agreements duly executed by Buyer;

(e)the Retention Agreements duly executed by Buyer with respect to the Closing Restricted Stock Unit Recipients; and

(f)the Restricted Stock Unit Agreements duly executed by Buyer with respect to the Closing Restricted Stock Unit Recipients.

Within a reasonably practicable period following the Closing, Buyer will grant to each Restricted Stock Unit Recipient other than any Closing Restricted Stock Unit Recipient the amount of restricted stock units approved for issuance to such Restricted Stock Unit Recipient by the Compensation Committee of the Board of Directors of Buyer in connection with the Transactions; provided that such Restricted Stock Unit Recipient has duly executed and delivered to Buyer the applicable form of Retention Agreement, Restricted Stock Unit Agreement and the other employment documentation presented by Buyer to such Restricted Stock Unit Recipient.

ARTICLE VIII
INDEMNIFICATION

8.1Indemnification.

(a)Indemnification by the Sellers.  Without limiting the rights of Buyer under Section 8.1(b), the Sellers shall indemnify and hold harmless Buyer from and against any and all Losses arising out of, related to or in connection with:

(i)any breach or inaccuracy of any representation or warranty made by the Founders in Article IV of this Agreement; or

(ii)any breach or nonperformance of any covenant or obligation of the Sellers’ Representatives in this Agreement.

For the avoidance of doubt, it is hereby agreed and acknowledged by the Parties that the indemnification obligations provided for in Section 8.1(a)(i) shall be the responsibility of all Sellers, notwithstanding the fact that the representations and warranties of Article IV are made exclusively by the Founders.

(b)Indemnification by each Seller.  Without limiting the rights of Buyer under Section 8.1(a), each Seller shall indemnify and hold harmless Buyer from and against any and all Losses arising out of, related to or in connection with:

(i)any breach or inaccuracy of any representation or warranty made by such Seller in Article III of this Agreement;

(ii)any breach or nonperformance of any covenant or obligation of such Seller in this Agreement; or

(iii)any fraud, intentional misrepresentation or willful misconduct by such Seller.

8.2Payment of Indemnification; Claim Procedure.

(a)Timing of Payment.

(i)The amount of any claim made by Buyer to the Sellers’ Representatives (on behalf of the Sellers) pursuant to Section 8.1(a) shall be paid by the Escrow Agent, from the remaining Escrow Sum, to Buyer within ten (10) Business Days after the earliest occurrence of one of the following events:

(A)a mutual agreement between the Sellers’ Representatives and Buyer on the existence and amount of the Losses which form the subject-matter of the claim (including completion of a final settlement between Sellers’ Representatives and Buyer resolving such claim); or

(B)if Buyer and Sellers’ Representatives disagree on the existence and amount of the Losses, upon a final arbitration decision pursuant to the provisions of Section 9.10.

Buyer and the Sellers Representatives’ shall promptly provide all necessary instructions to the Escrow Agent to effect such payment upon the occurrence of one of the events described in the foregoing clauses “(A)” and “(B).”

(ii)The amount of any claim made by Buyer to any Seller pursuant to Section 8.1(b) shall be paid, at the election of Buyer, directly by such Seller, or by the Escrow Agent, from the remaining Escrow Sum, to Buyer within ten (10) Business Days after the earliest occurrence of one of the following events:

(A)a mutual agreement between such Seller and Buyer on the existence and amount of the Losses which form the subject-matter of the claim (including completion of a final settlement between such Seller and Buyer resolving such claim); or

(B)if the Seller and Buyer disagree on the existence and amount of the Losses, upon a final arbitration decision pursuant to Section 9.10.

If Buyer elects to recover against the Escrow Sum, such Seller shall promptly instruct the Sellers’ Representatives to, and the Sellers’ Representatives and Buyer shall promptly, provide all necessary instructions to the Escrow Agent to effect such payment upon the occurrence of one of the events described in the foregoing clauses “(A)” and “(B).”  Each Seller agrees that he, she or it will indemnify, reimburse and hold harmless the other Sellers for any amount of the Escrow Sum used to satisfy indemnification claims against such Seller under Section 8.1(b) in excess of such Seller’s portion of the Escrow Sum (determined in accordance with the percentages and allocations set forth opposite each Seller’s name on Schedule 2.2) as and when such excess amount would otherwise be released to the other Sellers pursuant to Section 2.5.

(b)Claim Procedure.

(i)If Buyer has made a determination that it may have a right to indemnification under Section 8.1(a), Buyer shall deliver to the Sellers’ Representatives and the Escrow Agent a claim certificate, which shall state to the extent reasonable: (A) that Buyer has paid or properly accrued a Loss, or reasonably anticipates that it may or will incur Liability for a Loss, for which Buyer is entitled to indemnification pursuant to Section 8.1(a); (B) state in reasonable detail, to the extent reasonably available, each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which Buyer claims to be entitled hereunder; and (C) provide available documentation supporting the statements provided in the claim certificate.  If the Sellers’ Representative(s) shall object to the indemnification of Buyer in respect of any such claim or claims specified in any claim certificate, the Sellers’ Representatives shall, within thirty (30) days after its receipt of such claim certificate, deliver to Buyer a written notice to such effect, and the Sellers’ Representatives and Buyer shall, within the thirty (30) day period beginning on the date of receipt by Buyer of such written objection, attempt in good faith to agree upon the rights and obligations of Buyer and the Sellers with respect to each claim which the Sellers’ Representative(s) shall have so objected.  If the Sellers’ Representatives and Buyer succeed in reaching agreement with respect to any such claims, they shall promptly prepare and sign a memorandum setting forth such agreement.  Should they be unable to agree as to any particular item or amount during such thirty (30) day period, then Buyer shall be entitled to pursue arbitration in accordance with Section 9.10 to resolve its claim for indemnification.  The Sellers’ Representatives and the Sellers hereby waive, and agree not to assert, any rights or defenses they might otherwise have in connection with any delay by Buyer in delivering a claim certificate pursuant to this Section 8.2(b)(i), including the defense of laches and any similar defense, notwithstanding any prejudice such delay may cause to the interests of the Sellers’ Representatives or the Sellers, subject to the last proviso of Section 8.3(a) with respect to defense of Third Party Claim proceedings.

(ii)If Buyer has made a determination that it may have a right to indemnification under Section 8.1(b), Buyer shall deliver to the Seller from whom Buyer may have a right to indemnification and the Escrow Agent a claim certificate, which shall state to the extent reasonable: (A) that Buyer has paid or properly accrued a Loss, or reasonably anticipates that it may or will incur Liability for a Loss, for which Buyer is entitled to indemnification pursuant to Section 8.1(b); (B) state in reasonable detail, to the extent reasonably available, each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which Buyer claims to be entitled hereunder; and (C) provide available documentation supporting the statements provided in the claim certificate.  If such Seller shall object to the indemnification of Buyer in respect of any such claim or claims specified in any claim certificate, such Seller shall, within thirty (30) days after its receipt of such claim certificate, deliver to Buyer a written notice to such effect, and such Seller and Buyer shall, within the thirty (30) day period beginning on the date of receipt by Buyer of such written objection, attempt in good faith to agree upon the rights and obligations of Buyer and such Seller with respect to each claim to which such Seller shall have so objected.  If such Seller and Buyer succeed in reaching agreement with respect to any such claims, they shall promptly prepare and sign a memorandum setting forth such agreement.  Should they be unable to agree as to any particular item or amount during such thirty (30) day period, then Buyer shall be entitled to pursue arbitration in accordance with Section 9.10 to resolve its claim for indemnification.  Each Seller hereby waives, and agrees not to assert, any rights or defenses such Seller might otherwise have in connection with any delay by Buyer in delivering a claim certificate pursuant to this Section 8.2(b)(ii), including the defense of laches and any similar defense, notwithstanding any prejudice such delay may cause to the interests of such Seller, subject to the last proviso of Section 8.3(b) with respect to defense of Third Party Claim proceedings.

8.3Defense of Third Party Claims.

(a)Defense of Third Party Claims Indemnifiable under Section 8.1(a).  In the event of the assertion or commencement by any Person of any claim or proceeding (each, a “Third Party Claim”) with respect to which the Sellers may become obligated to indemnify and hold harmless Buyer pursuant to Section 8.1(a), Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to the Sellers’ Representatives.  If Buyer so proceeds with the defense of any Third Party Claim:

(i)the Sellers’ Representatives shall be entitled on behalf of the Sellers, at their sole option and expense, to participate in, but not to determine or conduct, and Buyer shall consider in good faith the advice of the Sellers’ Representatives and their counsel in connection with, the defense of such Third Party Claim; provided, however, that, for the sake of clarity, neither the Sellers’ Representatives nor their counsel shall have the ability, without the prior written consent of Buyer, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim by or before any Governmental Body;

(ii)Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, that the Sellers’ Representatives shall not unreasonably withhold or delay their consent to any such settlement; provided, further, that the consent of the Sellers’ Representatives with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Sellers’ Representatives shall have objected within forty-five (45) days after a written request for such consent by Buyer; and

(iii)each Seller shall make available to Buyer any documents and materials in such Seller’s possession or control that may be necessary in the defense of such Third Party Claim.

If Buyer does not elect to proceed with the defense of any such Third Party Claim, the Sellers’ Representatives may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, that Buyer shall make available to the Sellers’ Representatives any relevant documents and materials in the Buyer’s possession or control that may be necessary in the defense of such Third Party Claim; provided, however, that Sellers’ Representatives may not settle such Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).  Buyer shall give the Sellers’ Representatives prompt written notice of any such proceeding brought against Buyer or the Company; provided, however, that any failure on the part of Buyer to so notify the Sellers’ Representatives shall not limit any of the obligations of the Sellers under Section 8.1(a) (except to the extent such failure materially prejudices the defense of such proceeding).

(b)Defense of Third Party Claims Indemnifiable under Section 8.1(b).  In the event of any Third Party Claim with respect to which any Seller may become obligated to indemnify and hold harmless Buyer pursuant to Section 8.1(b), Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim on its own with counsel reasonably satisfactory to such Seller.  If Buyer so proceeds with the defense of any Third Party Claim:

(i)such Seller shall be entitled, at its sole option and expense, to participate in, but not to determine or conduct, and Buyer shall consider in good faith the advice of the such Seller and his, her or its counsel in connection with, the defense of such Third Party Claim; provided, however, that, for the sake of clarity, such Seller shall not have the ability, without the prior written consent of Buyer, to petition, make any motion to, or take any other procedural action in connection with such Third Party Claim by or before any Governmental Body;

(ii)Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any Third Party Claim; provided, that such Seller shall not unreasonably withhold or delay its, his or her consent to any such settlement; provided, further, that the consent of such Seller with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless such Seller shall have objected within forty-five (45) days after a written request for such consent by Buyer; and

(iii)such Seller shall make available to Buyer any documents and materials in such Seller’s possession or control that may be necessary in the defense of such Third Party Claim.

If Buyer does not elect to proceed with the defense of any such Third Party Claim, such Seller may proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to Buyer; provided, that Buyer shall make available to such Seller may any relevant documents and materials in the Buyer’s possession or control that may be necessary in the defense of such Third Party Claim; provided, however, that such Seller may not settle such Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).  Buyer shall give such Seller prompt written notice of any such proceeding brought against Buyer or the Company; provided, however, that any failure on the part of Buyer to so notify such Seller shall not limit any of the obligations of such Seller under Section 8.1(b) (except to the extent such failure materially prejudices the defense of such proceeding).

8.4Survival.The representations, warranties and covenants of the Sellers contained in this Agreement shall survive the Closing indefinitely; provided, however, Buyer may only bring a claim for indemnification pursuant to Section 8.1(a) at any time up and until the eighteen (18) month anniversary of the Closing Date (the “Survival Date”); provided, further, that any indemnification claims made pursuant to Section 8.1(a) prior to the Survival Date shall continue after such date until finally resolved.

8.5Limits on Indemnification under Section 8.1(a).

(a)Cap.  The Sellers’ aggregate Liability for all Losses claimed Buyer pursuant to Section 8.1(a) shall not exceed, in the aggregate, the Escrow Sum.

(b)Threshold.  Except with respect to Losses arising out of, related to or in connection with any breach or inaccuracy of the representation or warranty made by the Founders in Section 4.12(k), the Sellers shall not be obligated to pay any amounts for indemnification pursuant to Section 8.1(a) until the aggregate indemnification obligation hereunder exceeds $250,000 in the aggregate, whereupon the Sellers shall be liable for all Losses for which indemnification may be sought pursuant to Section 8.1(a) back to the first Dollar of such Losses.

(c)De Minimis Claims.  Except with respect to Losses arising out of, related to or in connection with any breach or inaccuracy of the representation or warranty made by the Founders in Section 4.12(k), the Sellers will not be liable to Buyer for Losses pursuant to Section 8.1(a) relating to any individual claim resulting in Losses (i) in the amount of $25,000 or less or (ii) solely in the case of any claim relating to any breach or inaccuracy of the Founders’ representations and warranties set forth in Section 4.18, $60,000 or less (it being understood, however, in each case, that any series of related Losses shall be considered as one and the same Loss).  For the avoidance of doubt, any such Losses shall be disregarded to determine whether the threshold of Section 8.5(b) has been reached.

(d)Exclusive Remedy.  Except for claims under Section 8.1(b), a claim for indemnification under Section 8.1(a) constitutes the sole and exclusive remedy of Buyer with respect to money damages for claims made under this Agreement, and shall be recoverable solely against the Escrow Sum.

8.6Limitations on Indemnification under Section 8.1(b)

(i).  Each Seller’s aggregate Liability for all Losses claimed by Buyer pursuant to Section 8.1(b)(i) shall not exceed the portion of the Purchase Price received by such Seller, provided for the avoidance of doubt that Buyer may also claim against the portion of the Escrow Sum attributable to such Seller for a claim for indemnification pursuant to Section 8.1(b)(i).

8.7Limitations on Indemnification under Section 8.1.

(a)Buyer’s Due Diligence Investigation.  Buyer acknowledges that it has had the opportunity to conduct a due diligence investigation with respect to the Company, and in no event shall any Seller have any Liability to Buyer pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) to the extent that the Sellers demonstrate Buyer had actual knowledge as of the Closing Date of any breach or inaccuracy of any representation or warranty that would otherwise entitle Buyer to seek indemnification thereunder.

(b)Other Recovery.  Buyer will use its good faith efforts to collect available insurance proceeds or third party indemnification payments with respect to, and otherwise mitigate any, Losses for which indemnification may be claimed under this Article VIII.  All Losses sought by Buyer hereunder shall be net of any insurance proceeds or third party indemnification payments actually received by the Company, its US Subsidiary or Buyer with respect to such claim or Tax benefits to the extent actually received by the Company, its US Subsidiary or Buyer as a result of an indemnified claim.  If payments are made with respect to Losses for which indemnification may be claimed under this Article VIII and the Company, its US Subsidiary or Buyer subsequently recovers in cash or cash equivalents from a third party a sum intended to compensate the Company, its US Subsidiary or Buyer for such Losses, Buyer will remit the amount of such payments to the Sellers’ Representatives (on behalf of the Sellers) or the indemnifying Seller, as applicable, up to the amount previously paid by the Sellers or the applicable Seller with respect to such Losses.

(c)No Double Recovery.  Any Loss for which Buyer is entitled to indemnification under this Article VIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty or covenant.

(d)Tax Reassessments.  Any reassessments by a Governmental Authority of any Tax that result solely in the shifting of any deductible charge or income of the Company or its US Subsidiary from one fiscal year to another, shall not be taken into account in the calculation of Losses, except with respect to any penalties and/or any interest for late payment relating to the transfer from one fiscal year to another.

(e)Changes in Accounting; Law. No indemnification payment shall occur for any Loss resulting solely and exclusively from a change in Applicable Accounting Principles and practices, or in applicable Tax law or regulations after the Closing Date.

8.8Materiality.All references to “material,” “Material Adverse Effect” or words of similar effect limiting the scope of any representation and warranty in Article III or Article IV shall be disregarded for purpose of calculating any Losses arising from a breach of such representation and warranty, but not for the purpose of determining whether a breach or inaccuracy of such representation or warranty has occurred or exists.

8.9Buyer Related Parties.Each Seller acknowledges and agrees that any Losses incurred by any Buyer Related Party, for which such Buyer Related Party would have been entitled to seek indemnification under Section 8.1(a) had the representation and warranties set forth in Article III and Article IV been made for the benefit of such Buyer Related Party, and the provisions of this Article VII applied to such Buyer Related Party to the same extent as Buyer, shall constitute Losses incurred by Buyer for all purposes, and Buyer will be entitled to indemnification for all such Losses, under this Article VII.

8.10Treatment of Payments.All indemnification payments made pursuant to this Article VIII shall be treated as adjustments to the Purchase Price (réduction de prix).

ARTICLE IX
MISCELLANEOUS

9.1Modifications.This Agreement may be amended, changed or modified with the written consent of Buyer and the Sellers’ Representatives.  No failure or delay by any Party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the Parties) shall operate as a waiver of any such right, power or privilege.  No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.  No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

9.2Notices.All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by certified mail, return receipt requested, postage prepaid, shall be deemed duly given on the first attempted delivery by relevant postal service, or if sent by e-mail or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non‑Business Day, addressed to the respective Parties hereto as follows:

Buyer:

Zendesk, Inc.
1019 Market Street
San Francisco, CA 94103
Attention:	General Counsel
Email:	jgeschke@zendesk.com

With a copy to:

Goodwin Procter LLP
3 Embarcadero Center, 24th Floor
San Francisco, CA 94111
Attention:	J. Hovey Kemp and John F. Maselli
Email:	hkemp@goodwinprocter.com
jmaselli@goodwinprocter.com

The Sellers (or any Seller): to the address set below their name on the signature pages hereto

And with a copy to:

Jones Day
2, rue Saint Florentin, 75001 Paris, France
Attention:	Charles Gavoty and Alexandre Wibaux
Email:	cgavoty@jonesday.com
awibaux@jonesday.com

The Sellers’ Representatives:

Mrs. Rachel Delacour
300, rue Auguste Broussonnet, Appt D405,
34000 Montpellier,
France Email:	rachel@bimeanalytics.com

Alven Capital Partners
1 place Andre Malraux, 75001 Paris, France
Attention	Jeremy Uzan
E-mail:	uzan@alvencapital.com

And with a copy to:

Jones Day
2, rue Saint Florentin, 75001 Paris, France
Attention:	Charles Gavoty and Alexandre Wibaux
Email:	cgavoty@jonesday.com
awibaux@jonesday.com

or to such other address as to any Party hereto as such Party shall designate by like notice to the other Parties hereto.

9.3Sellers’ Representatives.

(a)Appointment of Sellers’ Representatives.  Each Seller hereby irrevocably constitutes and appoints Mrs. Rachel Delacour and Alven Capital Partners, represented by Mr. Jérémy Uzan as such Seller’s true and lawful attorneys-in-fact and agents in connection with respect to all actions called for by this Agreement to be taken by the Sellers’ Representatives, and hereby further authorizes the Sellers’ Representatives (i) to enforce this Agreement against the Parties hereto (including disputing any decision of the Buyer to pay itself under this Agreement), to agree to, negotiate, defend and enter into settlements or compromises of any claims for which the Sellers may be required to indemnify Buyer pursuant to this Agreement and to comply with orders of courts with respect to any dispute, (ii) to give and receive all notices and communications in connection with this Agreement and (iii) to take any and all additional action as are necessary or appropriate in the judgment of the Sellers’ Representatives to accomplish the foregoing or protect the interests of the Sellers, with full power and authority in the name and on behalf of such Seller as set forth in this Section 9.3.  The authority conferred upon the Sellers’ Representatives shall be irrevocable and coupled with an interest, and shall not be terminated by any act of any Seller or by operation of law, whether by the death, incapacity, illness, dissolution or other inability to act of any Seller or by the occurrence of any event or events (including the termination of any trust or estate or the dissolution of any corporation, partnership or other entity), and if after the execution of this Agreement, any Seller shall die or become incapacitated, or if any other event shall occur before or after the completion of the transactions contemplated by this Agreement, the Sellers’ Representatives are nevertheless authorized to act as set forth above as if such death, incapacity or other event or events had not occurred and regardless of notice thereof.  The execution of this Agreement shall constitute approval and ratification of the appointment of the Sellers’ Representatives by the Sellers and the other provisions of this Section 9.3.

(b)Authority.  Each Seller hereby irrevocably grants the Sellers’ Representatives full power and authority in the name and on behalf of such Seller to: (i) execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such releases, instruments and other documents as the Sellers’ Representatives determine, in their sole discretion, to be appropriate; (ii) dispute or refrain from disputing, on behalf of such Seller, any claim made by Buyer under Section 8.1(a) of this Agreement and comply with orders and decrees with respect to, any dispute; (iii) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, Section 8.1(a) of this Agreement; (iv) agree to and execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; (v) give and receive notices and communications, or to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, as the Sellers’ Representatives determine, in their sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith; (vi) engage attorneys, accountants and agents, at the expense of the Sellers; (vii) amend this Agreement (other than this Section 9.3); (viii) give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Sellers’ Representatives deem, in their sole discretion, necessary or appropriate to carry out the provisions of this Agreement; (ix) determine, in their sole discretion, the time or times when, purpose for, and manner in which any of the above powers conferred upon the Sellers’ Representatives shall be exercised, and the conditions, provisions, covenants of any instrument or document that may be executed by the Sellers’ Representatives pursuant to this Section 9.3; and (x) to dispute and resolve and indemnification claims made under Section 8.1(a) of this Agreement.  For the avoidance of doubt, any consent required from the Sellers’ Representatives’ on behalf of the Sellers must be taken unanimously by each of the Sellers’ Representatives acting together.

For the avoidance of doubt, the Sellers’ Representatives shall not represent any Seller in any matter concerning such Seller specifically (e.g., any claim made by Buyer under Section 8.1(b)) (an “Individual Issue”). Any notice by Buyer with respect to an Individual Issue shall accordingly be sent to the concerned Seller, and the provisions of this Agreement shall apply mutatis mutandis.

(c)Reliance.  Each of the Sellers hereby agrees, as applicable, that:

(i)in all matters in which action by any Seller or the Sellers’ Representatives is required or permitted under this Agreement, the Sellers’ Representatives are authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers, or between any Seller and the Sellers’ Representatives, and the Buyer shall be entitled to rely conclusively on any and all instructions or decisions of, or actions taken by, both Sellers’ Representatives under this Agreement without any Liability to, or obligation to inquire of, any of the Sellers, regardless of whether the Buyer has knowledge of any such dispute or disagreement;

(ii)any decision, act, consent or instruction of the Sellers’ Representatives shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each such Seller;

(iii)the power and authority of the Sellers’ Representatives, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed;

(iv)a majority in interest of the Sellers (based on the allocations and percentages set forth opposite each Seller’s name on Schedule 2.2) shall have the right, exercisable from time to time upon written notice delivered to Buyer: (A) to remove either of the Sellers’ Representatives, with or without cause; and (B) to appoint a Seller to fill the vacancy caused by the death, resignation or removal of such Sellers’ Representative; provided, however, that (1) the Sellers shall not remove either of the Sellers’ Representatives unless and until such Sellers’ Representative’s replacement has been duly appointed and (2) if such Sellers’ Representative resigns or is unable to serve as a result of his or her death or incapacity, Buyer and its Affiliates shall not be required to take any action provided under this Agreement until such replacement Sellers’ Representative is duly appointed; and

(v)the Sellers’ Representatives shall not have by reason of this Agreement, a fiduciary relationship in respect of any Seller. All actions, decisions and instructions of the Sellers’ Representatives shall be conclusive and binding upon all of the Sellers, and no Seller shall have any cause of action against either Sellers’ Representative, and neither Sellers’ Representatives shall be liable to any Seller, for any action taken or not taken, decision made or instruction given by the Sellers’ Representatives under this Agreement, except for fraud, gross negligence or willful misconduct by such Sellers’ Representative.  The Sellers’ Representatives shall not be liable to any Seller for any apportionment or distribution of payments made by them in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers (including each Sellers’ Representative in the case of its capacity as a Seller, if any), any payment in excess of the amount to which they are determined to have been entitled pursuant to this Agreement.

(d)Reliance by the Buyer; Release.  Buyer shall be entitled to rely conclusively on the instructions, decisions and actions of the Sellers’ Representatives in all matters in which action by the Sellers’ Representatives is required or permitted to be taken, or otherwise contemplated to be taken by the Sellers’ Representatives, under this Agreement, and Buyer is hereby released and relieved from any Liability to any Person for (i) any acts or omissions by Buyer or its Affiliates taken in accordance with any instructions (including any payment instructions), decisions or acts of the Sellers’ Representatives and (ii) any instructions, decisions or actions of the Sellers’ Representatives in all matters in which action by the Sellers’ Representatives is required or permitted, or otherwise contemplated to be taken by the Sellers’ Representatives, under this Agreement.

(e)By executing this Agreement, the Sellers agree to indemnify each of the Sellers’ Representatives (in its or his or her capacity as such) against and to hold each of the Sellers’ Representatives (in its or his or her capacity as such) harmless from, any and all losses which may at any time be imposed upon, incurred by or asserted against, such Sellers’ Representative in such capacity in any way relating to or arising out of its good faith action or failure to take action pursuant to this Agreement or in connection herewith in such capacity. For the avoidance of doubt, any Liability or indemnification obligation of the Sellers to the Sellers’ Representatives under this Section 9.3 shall be several and shall not decrease or limit any Seller’s obligations under ARTICLE VIII.

(f)The Sellers’ Representatives shall be entitled to conclusively rely, and shall be fully protected from action by the Sellers in relying, upon any statements furnished to it by any Seller or Buyer, or any other evidence reasonably deemed by the Sellers’ Representatives to be reliable, and the Sellers’ Representatives shall be entitled to act on the counsel, accountants and other professionals selected by them.

9.4Release.Each Seller hereby irrevocably releases and discharges Buyer and the Company and each of their subsidiaries and their respective directors, officers, employees, agents, Affiliates, successors and assigns, from any and all claims of any nature whatsoever that such Seller may have, or ever had before the Closing, arising out of, or related to, such Seller’s status as a stockholder, employee, consultant, officer or director or equity award holder in the Company, except relating to Buyer’s or the Company’s failure to perform any of their obligations, undertakings or covenants under the Transaction Documents (including for the amounts that such Seller is entitled to receive pursuant to the terms of this Agreement) and except for any rights (e.g., compensation or accrued vacations) due to them in the ordinary course of business for the performance of their office or employment position with the Company and the US Subsidiary.  To implement a full and complete release and discharge of claims as set forth above, the undersigned expressly acknowledges that this release is intended to include in its effect all claims the undersigned does not know or suspect to exist in the undersigned’s favor at the time of signing this Agreement, and that this release contemplates the extinguishment of any such claim or claims.  The invalidity or unenforceability of any part of this release shall not affect the validity or enforceability of the remainder of this release or any other provisions of this Agreement, which shall remain in full force and effect.

9.5Expenses.Each of the Parties hereto agrees to bear its own transaction expenses and brokerage fees in connection with the Transactions.  The Sellers shall bear all of the Transaction Expenses.

9.6Binding Effect; Assignment.This Agreement shall be binding upon and inure to the benefit of the Company, Buyer and the Sellers, their heirs, representatives, successors, and permitted assigns, in accordance with the terms hereof.  This Agreement shall not be assignable by the Company or the Sellers without the prior written consent of Buyer.  This Agreement shall be assignable by Buyer to a wholly owned Subsidiary of Buyer or a wholly-owned Subsidiary of any such Subsidiary without the prior written consent of the Sellers, but any such assignment shall not relieve Buyer of its obligations hereunder.

9.7Termination of Shareholders Agreement - Waiver.The Company and Sellers acknowledge and agree that the Shareholders Agreement is hereby irrevocably terminated without any obligations by the Company or Buyer to the Sellers as a result of such termination and without any further Liability or obligations on the part of any party thereunder.

Likewise, FCPR Alven Capital IV acknowledges and agrees that, upon completion of the Closing, the representations made by the Founders to it on October 24, 2013 will be irrevocably terminated without any obligations by the Founders to FCPR Alven Capital IV as a result of such termination and without any further Liability or obligations on the part of any Founder thereunder.

For the avoidance of doubt, each Seller hereby irrevocably consents to the sale of the Shares (and, more generally, to the Transactions) and each of them waives any contractual or legal right such Seller may have had to acquire all or part of the Shares, whether pursuant to the Shareholders’ Agreement or otherwise.

9.8Entire and Sole Agreement.This Agreement, the other Transaction Documents and the other schedules and agreements referred to herein or therein, constitute the entire agreement between the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof, including the provisions of that certain letter of intent dated July 24, 2015 among the Buyer, the Company and Parties hereto.

9.9Governing Law.It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of France without regard to its rules of conflicts of laws.

9.10Resolution of Conflicts; Arbitration.Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in Paris, France in accordance with the then current Rules of Arbitration of the International Chamber of Commerce and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Such arbitration shall be conducted by a single arbitrator chosen in accordance with said rules.  The language of the arbitration shall be in English.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.  Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.  The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitrator.

9.11Invalid Provisions.If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all Parties hereto.

9.12Public Announcements.No Party shall make any public announcement of the Transactions without the prior consent of Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise Buyer prior to making the disclosure and provide a reasonable opportunity for review and comment prior to making the disclosure).

For the avoidance of doubt, the Investors may make customary disclosures of limited financial information relating to the Transactions to their investors or financial investors.

9.13Remedies Cumulative.Subject to Section 8.5(d), the remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any Party may be lawfully entitled.

9.14Waiver.No failure or delay on the part of any Party in exercising any right, power, or privilege hereunder or under any of the documents delivered in connection with this Agreement shall operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

9.15Waiver of Jury Trial.Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding directly or indirectly arising out of, under or in connection with this Agreement.

9.16Breach or Violation.The Parties hereto acknowledge that any breach of Article VI may cause the non-breaching Party substantial irreparable injury.  The Parties agree that in the event of any such breach, in addition to any damages allowed by law, the non-breaching Party shall be entitled to injunctive and/or other equitable relief.

9.17Time of Essence.Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

9.18Disclosure Schedule.Items disclosed on any one Schedule of the Disclosure Schedules will be deemed to be disclosed for any other Schedule of the Disclosure Schedules to which such item reasonably appears on its face to apply.  The Disclosure Schedules have been arranged in Schedules corresponding to the lettered and numbered paragraphs contained in Article IV.

9.19Interpretation and Construction.

(a)Gender; Etc.  For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)Ambiguities.  The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)Including.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)References.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(e)Hereof. The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)Dollar. Any references in this Agreement to “Dollars,” “dollars” or “$” shall be to United States Dollars and the applicable exchange rate for all purposes under this Agreement (other than the last sentence of Section 2.2(d)) for Dollars to Euros shall be $1.00 to €0.89257.

(g)Agreements.  Any agreement referred to herein means such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

BUYER:

ZENDESK, INC.

By:	/s/ John Geschke
Name: John Geschke
	Title:	Senior Vice President and General Counsel

THE COMPANY:

WE ARE CLOUD, SAS

By:	/s/ Rachel Delacour
Name: Mrs. Rachel Delacour
	Title:	Président

SELLERS:

RACHEL DELACOUR

/s/ Rachel Delacour

Address:	[Personal Address]

NICOLAS RASPAL

/s/ Nicolas Raspal

Address:	[Personal Address]

FLORENCE BUHR

/s/ Florence Buhr

Address:	[Personal Address]

FREDERIC SPAGNOU

/s/ Rachel Delacour by power of attorney

Address:	[Personal Address]

SIRS 08 SAS

By:	/s/ Rachel Delacour by power of attorney

Address: [Personal Address]

THE BULB LLC

By:	/s/ Rachel Delacour by power of attorney

Address: [Personal Address]

FCPR ALVEN CAPITAL PARTNERS IV

By:	/s/ Jérémy Uzan
Name: Alven Capital Partners, represented by Mr. Jérémy Uzan
Address: 1 place André Malraux, 75001 Paris

SELLERS’ REPRESENTATIVES:

By:	/s/ Rachel Delacour
Name: Mrs. Rachel Delacour

By:	/s/ Jérémy Uzan
Name: Alven Capital Partners represented by Mr. Jérémy Uzan